                                                                    EXHIBIT 99.2

NOTICE: THIS IS NOT A SOLICITATION OF ACCEPTANCES OF THE PLAN. 11 U.S.C.
SS. 1125(b) PROHIBITS SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION UNLESS A COPY OF THE PLAN OF REORGANIZATION OR A SUMMARY THEREOF IS ACCOMPANIED OR PRECEDED BY A COPY OF A DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. THIS PROPOSED DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT, AND, THEREFORE, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, AN AUTHORIZED SOLICITATION PURSUANT TO 11 U.S.C. SS. 1125 AND RULE 3017 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. NO SUCH SOLICITATION WILL BE MADE EXCEPT AS AUTHORIZED PURSUANT TO SUCH LAW AND RULES.

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                         )  Chapter 11
                               )
OAKWOOD HOMES CORPORATION,     )  Case No. 02-13396 (PJW)
et al.,(1)                     )
        Debtors.               )  Jointly Administered
                               )
                               )  OBJECTIONS DUE: SEPTEMBER 19, 2003 @ 4:00 P.M.
                               )  HEARING DATE:   SEPTEMBER 26, 2003 @ 2:30 P.M.
-------------------------------

         [PROPOSED] DISCLOSURE STATEMENT FOR REVISED FIRST AMENDED JOINT
        CONSOLIDATED PLAN OF REORGANIZATION OF OAKWOOD HOMES CORPORATION
              AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION

                            Dated: September 9, 2003

MORRIS, NICHOLS, ARSHT & TUNNELL            RAYBURN COOPER & DURHAM, P.A.
Robert J. Dehney (No. 3578)                 C. Richard Rayburn, Jr.
Derek C. Abbott (No. 3376)                  Albert F. Durham
Daniel B. Butz (No. 4227)                   Patricia B. Edmondson
1201 North Market Street, P.O. Box 1347     1200 Carillon, 227 West Trade Street
Wilmington, Delaware 19899-1347             Charlotte, North Carolina 28202-1675
(302) 658-9200                              (704) 334-0891

                Co-Counsel for Oakwood Homes Corporation, et al.,
                Debtors and Debtors In Possession


------------
(1) The Debtors are the following entities: Oakwood Homes Corporation, New Dimension Homes, Inc., Dream Street Company, LLC, Oakwood Shared Services, LLC, HBOS Manufacturing, LP, Oakwood MHD4, LLC, Oakwood Acceptance Corporation, LLC, Oakwood Mobile Homes, Inc., Suburban Home Sales, Inc., FSI Financial Services, Inc., Home Service Contract, Inc., Tri-State Insurance Agency, Inc., Golden West Leasing, LLC, Crest Capital, LLC and Preferred Housing Services, LP.

                                TABLE OF CONTENTS

I.       INTRODUCTION AND SUMMARY INFORMATION.                                 1

         A.       Purpose of This Document.                                    1

         B.       Summary Information.                                         3

         C.       The Confirmation Hearing, Voting Procedures, Bar Dates,
                  And Other Important Deadlines.                               6

                  1.       Time And Place Of The Confirmation Hearing.         6

                  2.       Entities Entitled To Vote On The Plan.              6

                  3.       Deadline For Voting For Or Against The Plan.        7

                  4.       Deadline For Objecting To Confirmation Of The Plan. 7

                  5. Deadlines For Parties To Executory Contracts And Unexpired Leases To Assert Damage Claims And To
                           Object To The Terms Of Assumption.                  8

                  6.       Administrative Claims Bar Date.                     8

                  7.       Fee Claims Bar Date.                                9

                  8.       Unsecured Claims Bar Date.                          9

                  9.       Materials To Be Filed In Support Of Confirmation.  10

                  10.      Information Regarding The Plan.                    10

                  11.      Effective Date Of The Plan.                        10

         D.       Important Notice and Cautionary Statement.                  10

II.      DESCRIPTION OF THE DEBTORS, THEIR BUSINESS OPERATIONS, AND THEIR
         FINANCIAL CONDITION.                                                 12

         A.       General.                                                    12

         B.       Manufactured Homes.                                         12

         C.       Retail Home Sales.                                          13

         D.       Retail Financing and Servicing.                             14

         E.       Independent Dealer Retail Sales Financing.                  15

         F.       Independent Retailer Repurchase Obligations.                15

         G.       Insurance.                                                  15

         H.       Competition.                                                15

         I.       Regulation.                                                 16

III.     PREPETITION DEBT AND EQUITY STRUCTURE OF THE DEBTORS.                17

         A.       Description of Prepetition Debt Structure of Debtors.       17

                  1.       Foothill Prepetition Bank Facility.                17

                  2.       Senior Notes.                                      17

                  3.       Junior Notes.                                      17

                  4.       Industrial Revenue Bonds For Plants In Kosciusko
                           County, And Elkhart County, Indiana.               18

                  5.       Other Secured Debt.                                18

                  6.       REMIC Guarantees.                                  18

         B.       Description of Prepetition Equity Structure of the Debtors. 19

IV.      THE CHAPTER 11 CASES AND SIGNIFICANT POSTPETITION EVENTS.            20

         A.       Significant Events Leading To The Commencement Of The Chapter
                  11 Cases.                                                   20

         B.       The Chapter 11 Filings.                                     21

         C.       "First Day" Motions.                                        21

         D.       Appointment Of The Official Committee Of Unsecured
                  Creditors.                                                  21

         E.       Employment Of Professionals.                                22

                  1.       Reorganization And Other Professionals Employed
                           Pursuant To Bankruptcy Code Section 327.           22

                  2.       Ordinary Course Professionals.                     23

         F.       Postpetition Debtor-In-Possession Financing And Use Of
                  Cash Collateral.                                            23

         G.       Restructuring the Debtors' Servicing Fees on RICs.          23

         H.       Creation of Alternate Warehouse Trust.                      24

         I.       Filing Of Schedule Of Assets And Liabilities And
                  Statement Of Affairs.                                       24

         J.       Actions Implemented To Restructure The Debtors' Business
                  Operations.                                                 24

         K.       Senior Management Retention Plan.                           25

         L.       Claims Bar Date And Analysis.                               26

         M.       Filing Of The First Plan and Disclosure Statement.          26

         N.       Extension of the DIP Financing.                             26

         O.       Alternatives and Exit Financing.                            26

V.       SUBSTANTIVE CONSOLIDATION.                                           27

         A.       Substantive Consolidation for Purposes of the Plan.         27

         B.       The Substantive Consolidation of the Debtors' Estates.      28

         C.       Order Granting Substantive Consolidation.                   28

VI.      THE PLAN OF REORGANIZATION.                                          28

VII.     FINANCIAL PROJECTIONS.                                               29

VIII.    ADDITIONAL CONSIDERATIONS REGARDING RISK.                            30

IX.      CERTAIN TAX CONSEQUENCES OF THE PLAN.                                32

         A.       General.                                                    32

         B.       Federal Income Tax Consequences to the Debtors.             33

                  1.       Cancellation of Indebtedness Income.               33

                  2.       IRC Section 382 - Limitations on NOL
                           Carryforwards.                                     34

                  3.       Net Unrealized Built-in Loss or Gain.              35

                  4.       Alternative Minimum Tax.                           36

         C.       Federal Income Tax Consequences to Holders of Claims.       36

                  1.       Accrued Interest.                                  37

                  2.       Market Discount.                                   37

                  3.       Holders of Class Four Claims.                      37

         D.       Federal Income Tax Consequences to Holders of Non-Debtor-Held
                  Interests [Class 6A].                                       38

         E.       Information Reporting and Backup Withholding.               39

X.       CONFIRMATION PROCEDURES.                                             39

         A.       Voting And Right To Be Heard At Confirmation.               39

                  1.       Who May Support Or Object To Confirmation Of The
                           Plan.                                              39

                  2.       Who May Vote To Accept Or Reject The Plan.         40

                  3.       What Is An Allowed Claim For Voting Purposes.      40

                  4.       What Is An Impaired Class Of Claims Or Interests.  40

                  5.       Who Is Not Entitled To Vote.                       41

                  6.       Votes Necessary To Confirm The Plan.               41

                  7.       Votes Necessary For A Class To Accept The Plan.    41

                  8.       Treatment Of Non-Accepting Classes.                41

                  9.       Request For Confirmation Despite Non-Acceptance
                           By Impaired Classes.                               42

         B.       Hypothetical Liquidation Analysis.                          42

         C.       Feasibility.                                                43

         D.       Alternatives To The Plan.                                   43

XI.      RECOMMENDATION AND CONCLUSION.                                       44

         I.       INTRODUCTION AND SUMMARY INFORMATION.

                  Oakwood Homes Corporation ("Oakwood"), a North Carolina corporation, and fourteen of its direct and indirect subsidiaries and affiliated partnerships (the "Affiliated Debtors" and collectively with Oakwood, the "Debtors") are debtors and debtors-in-possession in jointly-administered chapter 11 cases that currently are pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors commenced their respective Chapter 11 Cases2 by filing voluntary petitions in the Bankruptcy Court on November 15, 2002.

                  The Debtors are joint proponents of the Revised First Amended Joint Consolidated Plan of Reorganization of Oakwood Homes Corporation and Its Affiliated Debtors and Debtors-in-Possession (the "Plan"), dated September 8, 2003, a copy of which is attached to this Disclosure Statement as Exhibit A. The purpose of the Plan is to, among other things, (a) restructure, compromise and discharge creditors' Claims against, and stockholders' Interests in, the Debtors, (b) reorganize the Debtors' financial affairs and (c) permit the Reorganized Debtors to emerge from the Chapter 11 Cases as ongoing businesses.

                  A.       PURPOSE OF THIS DOCUMENT.

                  Certain of the Debtors' creditors have a right to vote to accept or reject the Plan. Moreover, the Debtors' creditors and stockholders have a right to appear in the Bankruptcy Court and be heard regarding the Plan's approval (confirmation) by the Bankruptcy Court. The purpose of this Disclosure Statement is to enable the Debtors' creditors and stockholders to make an informed judgment about the Plan. This Disclosure Statement summarizes the provisions of the Plan and provides certain information relating to the Debtors, their Chapter 11 Cases, the Plan and the process the Bankruptcy Court will follow in determining whether to confirm the Plan.

                  [The Bankruptcy Court has reviewed this Disclosure Statement and on _________, 2003 determined that it contains adequate information and may be sent to you]. The Bankruptcy Court, however, has not yet made a determination as to whether the Plan should be confirmed, and has not conducted an independent investigation of the factual and financial matters described herein.

------------
(2) Capitalized terms that are not defined in this Disclosure Statement shall have the meaning assigned to them in the Plan.

READ THIS DISCLOSURE STATEMENT CAREFULLY TO FIND OUT:

         1.       HOW THE PLAN WILL AFFECT YOUR CLAIMS OR INTERESTS,

         2.       WHAT RIGHTS YOU HAVE WITH RESPECT TO VOTING FOR OR AGAINST THE
                  PLAN,

         3.       HOW AND WHEN TO VOTE FOR OR AGAINST THE PLAN, AND

         4. WHAT RIGHTS YOU HAVE WITH RESPECT TO SUPPORTING OR OBJECTING TO THE PLAN.

                  YOU SHOULD READ BOTH THIS DISCLOSURE STATEMENT (INCLUDING THE EXHIBITS) AND THE PLAN (INCLUDING THE PLAN SUPPLEMENT AND THE EXHIBITS) IN THEIR ENTIRETY. HOWEVER, THIS DISCLOSURE STATEMENT CANNOT TELL YOU EVERYTHING ABOUT YOUR RIGHTS. YOU SHOULD CONSULT YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS TO OBTAIN MORE SPECIFIC ADVICE ON HOW THE PLAN WILL AFFECT YOU AND WHAT IS THE BEST COURSE OF ACTION FOR YOU.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS IN GOOD FAITH AND IN COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BELIEVED TO BE CORRECT AT THE TIME OF THE FILING OF THE DISCLOSURE STATEMENT BASED UPON THE BEST INFORMATION THEN CURRENTLY AVAILABLE TO THE DEBTORS. ONCE APPROVED BY THE BANKRUPTCY COURT, THIS DISCLOSURE STATEMENT WILL NOT BE UPDATED BASED UPON SUBSEQUENT EVENTS. NO INFORMATION PROVIDED BY ANY PERSON OR ENTITY (INCLUDING THE DEBTORS' AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, ACCOUNTANTS, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES) CONCERNING THE DEBTORS, THEIR OPERATIONS, FUTURE REVENUES, PROFITABILITY, VALUATIONS, OR OTHERWISE, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT, HAS BEEN AUTHORIZED. ANY INFORMATION, REPRESENTATION, OR INDUCEMENT MADE TO SECURE OR OBTAIN ACCEPTANCES OR REJECTIONS OF THE PLAN THAT ARE OTHER THAN, OR ARE INCONSISTENT WITH, THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY ANY PERSON IN ARRIVING AT A DECISION TO VOTE FOR OR AGAINST THE PLAN. ANY SUCH ADDITIONAL INFORMATION, REPRESENTATIONS, AND INDUCEMENTS SHOULD BE IMMEDIATELY REPORTED TO THE ATTENTION OF THE DEBTORS AND THE BANKRUPTCY COURT.

                  B.       SUMMARY INFORMATION.

                  The following information summarizes the terms of the Plan and describes your rights to be heard and vote with respect to the Plan.

                  THE FOLLOWING INFORMATION IS A SUMMARY ONLY AND DOES NOT FULLY ADDRESS ALL OF YOUR RIGHTS, ALL PROVISIONS OF THE PLAN OR ALL OF THE CONSEQUENCES CONFIRMATION OF THE PLAN MAY HAVE ON YOUR RIGHTS. YOU ARE STRONGLY ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY AND TO CONSULT WITH YOUR LEGAL, FINANCIAL AND TAX ADVISORS PRIOR TO DECIDING WHETHER TO SUPPORT OR OPPOSE THE PLAN.

THE DEBTORS AND THEIR   The Debtors design, manufacture and market manufactured
BUSINESSES:             and modular homes. In addition, they arrange financing
                        for a portion of their retail sales and, as agent, provide a variety of insurance products to customers.
                        The Debtors are among the major producers and retailers of manufactured homes and historically have originated consumer loans secured by the manufactured homes. The
                        Debtors' consolidated financial statements reflect that, for the fiscal year ended September 30, 2002, the Debtors, on a consolidated basis, generated net sales of approximately $927 million. As of December 31, 2002, the
                        Debtors, on a consolidated basis, had approximately
                        $812 million in assets and approximately $1.1 billion in liabilities.

PURPOSE OF THE PLAN:    The Plan provides for a recapitalization of the Debtors
                        through the restructure, compromise and discharge of the Debtors' existing creditor Claims and stockholder
                        Interests in a manner intended to enable the Debtors to emerge from their Chapter 11 Cases as an integrated viable business in the form of the Reorganized Debtors.

BASIC STRUCTURE OF THE  As described further below, most of the Debtors'
PLAN: creditors will receive distributions of New Common Stock in the Reorganized Debtors or other consideration on or after the Plan's Effective Date under the Recapitalization. Only creditors that have valid Allowed Claims against the Debtors will receive consideration under the Plan. The amount and type of consideration a creditor will receive may depend upon whether the creditor's Allowed Claim is either (a) entitled to special priority under the Bankruptcy Code, (b) a Secured Claim, (c) an Unsecured Claim or (d) otherwise separately classified under the Plan.

                        The Plan groups most creditors and stockholders into various Classes of Claims and Interests and provides for the treatment of each Class. Certain creditors, such as Holders of Administrative Claims arising after the commencement of the Chapter 11 Cases, Holders of Fee Claims, and Holders of Allowed Priority Tax Claims, are not grouped in any Class, but nonetheless will be affected by and receive payment under the Plan.

                        Under the Plan, all of the Debtors' assets and liabilities are deemed substantively consolidated for purposes of distributions to the Debtors' creditors. Thus, Holders of Unsecured Claims of one of the consolidated Debtors will receive the same treatment as Holders of Unsecured Claims of any of the other Debtors. Additionally, Holders of Claims against multiple Debtors on account of affiliate guarantees and co-obligations of multiple Debtors will be entitled to only one distribution from the Debtors' consolidated Estates.

                        Upon the Plan's Effective Date, all Junior Notes, Senior Notes and Interests will be cancelled. The new stockholders of the Reorganized Debtors after the Effective Date initially will consist of certain of the Debtors' prepetition creditors, including, but not limited to, Holders of Senior Note Claims, Holders of Junior Note Claims, Holders of REMIC Guarantee Claims and Holders of Other Unsecured Claims.

                        The Plan contains numerous other provisions governing, among other things, (a) the assumption, assumption and assignment and rejection of executory contracts and unexpired leases, (b) the continuation of management and the expansion of and addition of members to the board of directors for the Reorganized Debtors, (c) the restructuring of the Debtors' various legal entities,
                        (d) the resolution of Disputed Claims against the Debtors, (e) the Bankruptcy Court's retention of jurisdiction following confirmation of the Plan and
                        (f) the scope and nature of the Debtors' discharge following confirmation. Please refer to the Plan itself for more detailed information.

CLASSIFICATIONS AND     The following Summary Table sets forth the
TREATMENT OF            classification and treatment of creditors' Claims and
CREDITORS' CLAIMS AND   stockholders' Interests under the Plan. The descriptions
STOCKHOLDERS' INTERESTS in the Summary Table are only summaries and do not
UNDER THE PLAN:         include all terms and conditions of the Plan. You are
                        strongly advised to consult the relevant Plan provisions for a full description of the respective Classes and corresponding treatments under the Plan.

                             SUMMARY TABLE - CLAIMS

-------------------------------------------------------------------------------------------------------------------
 CLASS                      CLAIM                         STATUS                            VOTING RIGHTS
-------------------------------------------------------------------------------------------------------------------
Class 1           Priority Non-Tax Claims               Unimpaired                          Not Entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2A          Secured Tax Claims                    Unimpaired                          Not Entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2B          1997 Bonds Secured Claim              Unimpaired                          Not Entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2C          1998 Bonds Secured Claim              Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2D          Auto Secured Claim                    Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2E          Carolina Secured Claim                Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2F          First American Secured Claim          Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2G          Foothill Secured Claim                Impaired                            Entitled to Vote

-------------------------------------------------------------------------------------------------------------------
Class 2H          Pulaski Bonds Secured Claim           Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2I          Schmittauer Secured Claim             Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2J          Thomas Secured Claim                  Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2K          U.S. Bank Secured Claim               Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 2L          Other Secured and Setoff Claims       Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-------------------------------------------------------------------------------------------------------------------
Class 3           Convenience Claims                    Impaired                            Entitled to Vote

-------------------------------------------------------------------------------------------------------------------
Class 4A          Senior Note Claims                    Impaired                            Entitled to Vote

-------------------------------------------------------------------------------------------------------------------
Class 4B          Junior Note Claims                    Impaired                            Entitled to Vote

-------------------------------------------------------------------------------------------------------------------
Class 4C          REMIC Guarantee Claims                Impaired                            Entitled to Vote

-------------------------------------------------------------------------------------------------------------------
Class 4D          Litigation Claims                     Impaired                            Entitled to Vote

-------------------------------------------------------------------------------------------------------------------
Class 4E          Other Unsecured Claims                Impaired                            Entitled to Vote

-------------------------------------------------------------------------------------------------------------------
Class 5           Intercompany Claims                   Substantively Consolidated          Not Entitled to Vote

-------------------------------------------------------------------------------------------------------------------
Class 6A          Non-Debtor-Held Interests             Impaired                            Entitled to Vote

-------------------------------------------------------------------------------------------------------------------
Class 6B          Debtor-Held Interests                 Substantively Consolidated          Not Entitled to Vote
-------------------------------------------------------------------------------------------------------------------

                  C. THE CONFIRMATION HEARING, VOTING PROCEDURES, BAR DATES, AND OTHER IMPORTANT DEADLINES.

                           1.       TIME AND PLACE OF THE CONFIRMATION HEARING.

                  The Plan cannot become effective until after it has been confirmed by the Bankruptcy Court and the conditions to the Effective Date set forth in the Plan have either been satisfied or waived.

                  The hearing to determine whether the Bankruptcy Court will enter the Confirmation Order to confirm the Plan will take place on ____________, 2003 at _____.m. in the Courtroom of the Honorable Peter J. Walsh, Chief Judge, United States Bankruptcy Court for the District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be continued from time to time without further notice.

                           2.       ENTITIES ENTITLED TO VOTE ON THE PLAN.

                  Prior to the Confirmation Hearing, certain Holders of Claims and Interests will have an opportunity to vote to accept or reject the Plan. Pursuant to the Bankruptcy Code, only Holders of Allowed Claims and Interests in Classes 2G, 3, 4D, 4E and 6A and those Holders who are the beneficial holders of Allowed Claims in Classes 4A, 4B, and 4C (the "Voting Classes") are entitled to vote on the Plan because these Classes are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, but will nonetheless receive Distributions under the Plan. The impairment of a Claim or Interest generally occurs if the legal, equitable, or contractual rights of the Holder are altered. Classes 1, 2A, 2B, 2C, 2D, 2E, 2F, 2H, 2I, 2J, 2K and 2L are not Impaired and, therefore, are not entitled to vote and are deemed to have accepted the Plan. Holders of Claims and Interests in Classes 5 and 6B are Insiders whose Claims or Interests will be substantively consolidated pursuant to the Substantive Consolidation Order. Holders of Claims or Interests in these Classes are not entitled to vote on the Plan.

                  The Plan may be confirmed even if it is not accepted by each Voting Class. The Bankruptcy Code defines "acceptance" with respect to a Class of Impaired Claims as acceptance by Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class whose Holders cast Ballots. In the event that a Voting Class does not accept the Plan, the Debtors nonetheless will seek to have the Plan confirmed, provided that the Plan is "fair and equitable" and does not "unfairly discriminate" against the non-accepting Class of creditors or stockholders, as provided in section 1129 of the Bankruptcy Code.

                  THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERIES TO THE HOLDERS OF IMPAIRED CLAIMS AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTEREST OF SUCH HOLDERS. THEY THEREFORE RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                           3.       DEADLINE FOR VOTING FOR OR AGAINST THE PLAN.

                  The Debtors are providing copies of this Disclosure Statement and Ballots, which include detailed voting instructions, to all known Holders of Claims in the Voting Classes. If you are entitled to vote as the Holder of an Allowed Claim in one of the Voting Classes, you may vote by completing the enclosed Ballot and returning the Ballot by the Ballot Deadline in the enclosed envelope to the Balloting Agent at the address identified on your Ballot. Initially, the Balloting Agent is BSI. If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other Person acting in a fiduciary or representative capacity, such Person should indicate such capacity when signing.

                  TO BE COUNTED, YOUR BALLOT (OR, IN THE CASE OF PUBLICLY HELD INSTRUMENTS, THE MASTER BALLOT CAST ON YOUR BEHALF) INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RETURNED IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS AND RECEIVED BY THE BALLOTING AGENT NO LATER THAN ___________, 2003 AT __________.M., EASTERN TIME, OR IT WILL NOT BE COUNTED IN CONNECTION WITH CONFIRMATION OF THE PLAN. IN NO CASE SHOULD A BALLOT BE DELIVERED EITHER TO THE BANKRUPTCY COURT OR TO THE DEBTORS OR THEIR ATTORNEYS. ANY EXECUTED BALLOT THAT DOES NOT INDICATE EITHER ACCEPTANCE OR REJECTION SHALL NOT BE COUNTED.

                  A Ballot cast with respect to the Plan does not result in the filing or allowance of a Claim. Nor does the casting of a Ballot relieve a creditor of the obligation to file a proof of Claim in a timely manner. The Debtors reserve the right to object to any Claims until the Claims Objection Deadline.

                           4.       DEADLINE FOR OBJECTING TO CONFIRMATION OF
                                    THE PLAN.

                  As noted, all Holders of Claims or Interests are entitled to be heard with respect to confirmation of the Plan, even if they are not eligible to vote to accept or reject the Plan. Objections to confirmation of the Plan must be filed with the Bankruptcy Court and served upon (a) counsel for the Debtors (Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, P.O. Box 1347, Wilmington, Delaware, 19899-1347, attention: Robert J. Dehney, Esq.; and Rayburn Cooper & Durham, P.A., 1200 Carillon, 227 West Trade Street, Charlotte, North Carolina, 28202-1675, attention: Albert F. Durham, Esq.); (b) counsel for the Committee (McCarter & English, 919 North Market Street, Suite 1800, Wilmington, Delaware, 19899, attention: William F. Taylor, Jr., Esq.; and King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, attention:
Robert J. Stark, Esq.); (c) counsel for Greenwich (Pachulski, Stang, Ziehl, Young & Jones P.C., 919 North Market Street, Suite 1600, P.O. Box 8705, Wilmington, Delaware, 19899, attention: Laura Davis Jones, Esq.; and Kirkland & Ellis, 777 South Figueroa Street, Los Angeles, California, 90017, attention:
Bennet L. Spiegel, Esq.); and (d) such other parties as are identified in the accompanying notice of the Confirmation Hearing so that they are received by no later than ____________, 2003, at _________.m., Eastern Time.

                           5. DEADLINES FOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO ASSERT DAMAGE CLAIMS AND TO OBJECT TO THE TERMS OF ASSUMPTION.

                  Section 365 of the Bankruptcy Code allows the Debtors to assume, assume and assign, or reject executory contracts and unexpired leases to which the Debtors were parties as of the Petition Date. In order to assume, or assume and assign, a contract or lease, the Debtors must make provision for the cure of certain outstanding defaults as required by Section 365 of the Bankruptcy Code. If the Debtors reject a contract or lease, the contract or lease is deemed to have been breached by the Debtors immediately before the Petition Date, and the non-debtor party to the contract or lease may be entitled to an Unsecured Claim for damages resulting from such breach.

                  Under the Plan, on the Effective Date, the Debtors will assume all executory contracts and unexpired real or personal property leases to which they are a party, excluding (a) any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors prior to the commencement of the Confirmation Hearing, (b) such contracts or leases as are listed on the Executory Contract Schedule filed by the Debtors, which may be modified by the Debtors up to ninety (90) days after the Effective Date, all of which contracts or leases shall be deemed rejected pursuant to the provisions of section 365 and section 1123 of the Bankruptcy Code, and (c) any and all executory contracts or unexpired leases rejected prior to entry of the Confirmation Order. Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtors in the ordinary course of their businesses.

                  If the rejection of any executory contract or unexpired lease under the Plan gives rise to a Claim by the non-Debtor party or parties to such contract or lease, such Claim, to the extent that it is timely filed and is an Allowed Claim, shall be classified in Class 4E; provided, however, that the Unsecured Claim arising from such rejection shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Disbursing Agent, their successors or properties, unless a proof of such Claim is filed and served on the Disbursing Agent and the Claims Agent within thirty (30) days after the date of notice of the entry of the order of the Bankruptcy Court rejecting the executory contract or unexpired lease which may include, if applicable, the Confirmation Order. FAILURE TO COMPLY WITH THIS DEADLINE SHALL FOREVER BAR THE HOLDER OF A CLAIM FROM SEEKING PAYMENT THEREOF. See Article IX of the Plan for more information about how to comply with this deadline and to determine whether this deadline applies to you.

                           6.       ADMINISTRATIVE CLAIMS BAR DATE.

                  An Administrative Claim includes: (a) a Secured Claim entitled to superpriority pursuant to section 364(c) of the Bankruptcy Code and the Final DIP Agreement; (b) an Unsecured Claim, other than a Fee Claim, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation: (i) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services rendered, and personal injury claims); and (ii) all fees and charges assessed against the Estates pursuant to section 1930 of title 28 of the United States Code; or (c) a Reclamation Claim that either has been granted priority under section 546(c)(2)(A) of the Bankruptcy Code or which the Debtors elect to treat as though such priority has been granted.

                  All parties seeking payment of Administrative Expenses must file with the Bankruptcy Court and serve upon the Debtors a request for payment of such Administrative Claims prior to the applicable deadline set forth below, provided, however, that parties seeking payment of postpetition ordinary course trade obligations, postpetition payroll obligations incurred in the ordinary course of the Debtors' postpetition business and amounts arising under agreements approved by the Bankruptcy Court or the Plan need not file such a request.

                  The deadline for filing requests for payment of Administrative Claims is the date that is the first Business Day after the date that is [20 days after the Effective Date at 4:00 p.m.], Eastern Time. FAILURE TO COMPLY WITH THESE DEADLINES SHALL FOREVER BAR THE HOLDER OF AN ADMINISTRATIVE CLAIM FROM SEEKING PAYMENT THEREOF. See Section 2.9 of the Plan for more information about how to comply with this deadline and to determine whether this deadline applies to you.

                           7.       FEE CLAIMS BAR DATE.

                  A Fee Claim includes: (a) a Claim of a professional person retained by order of the Bankruptcy Court for compensation and/or reimbursement of expenses pursuant to section 327, 328, 330 or 331 of the Bankruptcy Code in connection with the Chapter 11 Cases or (b) a Claim of any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to sections 503(b)(3) or 503(b)(4) of the Bankruptcy Code in which the Holder of the Claim files a timely request unless otherwise agreed to by the Debtors or the Reorganized Debtors.

                  All applications for payment of Fee Claims must be filed with the Bankruptcy Court and served in accordance with the Fee Order by the date that is 45 days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter) unless otherwise agreed to by the Debtors or the Reorganized Debtors, without further approval by the Court. FAILURE TO COMPLY WITH THIS DEADLINE SHALL FOREVER BAR THE HOLDER OF A FEE CLAIM FROM SEEKING PAYMENT THEREOF. See Section 2.10 of the Plan for more information about how to comply with this deadline and to determine whether this deadline applies to you.

                           8.       UNSECURED CLAIMS BAR DATE.

                  An Unsecured Claim includes any claim that is not: (a) an Administrative Claim; (b) a Priority Non-Tax Claim; (c) a Priority Tax Claim;
(d) a Fee Claim; (e) a Secured Claim; (f) an Intercompany Claim; or (g) an Interest. All proofs of Claim for Unsecured Claims must have been filed with the Claims Agent by the general claims bar date established by the Bankruptcy Court, which was March 27, 2003. The Claims Agent is currently BSI.

                           9.       MATERIALS TO BE FILED IN SUPPORT OF
                                    CONFIRMATION.

                  In support of confirmation of the Plan, the Debtors will file the Plan Supplement, to the extent not filed simultaneously with the Plan and the Disclosure Statement, at least five (5) Business Days prior to the commencement of the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the offices of the Clerk of the Bankruptcy Court during normal business hours. A copy of the Plan Supplement shall be mailed to the Creditors' Committee, and any Holder of a Claim or Interest that makes a written request for such Plan Supplement to the Debtors. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

                           10.      INFORMATION REGARDING THE PLAN.

                  NO PERSON IS AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF VOTES WITH RESPECT TO THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO OR INCORPORATED HEREIN BY REFERENCE, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS OR APPROVED BY THE BANKRUPTCY COURT.

                           11.      EFFECTIVE DATE OF THE PLAN.

                  The Effective Date of the Plan will occur on: (a) if no stay of the Confirmation Order is in effect, the date designated by the Debtors that is after the date all of the conditions set forth in the Plan have been satisfied or waived pursuant to the Plan; or (b) if a stay of the Confirmation Order is in effect, on the date designated by the Debtors that is after the later of: (i) the date such stay is vacated; and (ii) the date each condition set forth in the Plan has been satisfied or waived pursuant to the Plan (or such later date as may reasonably be agreed by the Debtors and the Creditors' Committee after the Debtors have issued notice of the Effective Date).

                  D.       IMPORTANT NOTICE AND CAUTIONARY STATEMENT.

                  The historical financial data relied upon in preparing the Plan and this Disclosure Statement is based on the Debtors' books and records. The hypothetical liquidation analysis, projections, and other financial information have been developed by the Debtors with the assistance of their financial advisors. Nevertheless, the hypothetical liquidation analysis, projections, and other financial information are estimates only, and the timing, amount, and value of actual Distributions to creditors may be affected significantly by many factors that cannot be predicted.

                  ALTHOUGH THE PROFESSIONAL ADVISORS EMPLOYED BY THE DEBTORS HAVE ASSISTED IN THE PREPARATION OF THIS DISCLOSURE STATEMENT BASED UPON FACTUAL INFORMATION AND ASSUMPTIONS

RESPECTING FINANCIAL, BUSINESS, REGULATORY, AND ACCOUNTING DATA PROVIDED BY THE DEBTORS AND THIRD PARTIES, THEY HAVE NOT INDEPENDENTLY VERIFIED SUCH INFORMATION AND MAKE NO REPRESENTATIONS AS TO THE ACCURACY THEREOF. IN ADDITION, MUCH OF THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECT TO AN AUDIT. THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT INACCURACY OR OMISSION, OR THAT ACTUAL VALUES OR FINANCIAL PERFORMANCE WILL COMPORT WITH THE ESTIMATES HEREIN.

                  THE DEBTORS' ACTUAL RESULTS OF OPERATIONS AND THE TIMING, AMOUNT, AND VALUE OF DISTRIBUTIONS UNDER THE PLAN MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE PROJECTED HEREIN. THE DEBTORS' FUTURE OPERATIONS MAY BE AFFECTED BY NUMEROUS ECONOMIC, COMPETITIVE, REGULATORY, LEGISLATIVE, LEGAL, OPERATIONAL, AND OTHER FACTORS THAT CANNOT BE PREDICTED.

                  THIS DISCLOSURE STATEMENT CONTAINS A DISCUSSION OF CERTAIN RISK FACTORS RELATING TO THE PLAN AND THE DEBTORS' ONGOING BUSINESS OPERATIONS. THE DEBTORS STRONGLY ADVISE THAT ALL PARTIES IN INTEREST REVIEW THESE RISK FACTORS CAREFULLY AND CONSULT WITH THEIR ADVISORS BEFORE VOTING ON THE PLAN OR OTHERWISE DECIDING TO SUPPORT OR OPPOSE CONFIRMATION.

                  NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR OWN LEGAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

                  THE NEW COMMON STOCK AND NEW WARRANTS TO BE ISSUED PURSUANT TO THE PLAN WILL NOT HAVE BEEN, AT THE TIME OF ISSUANCE, THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAW, AND WILL BE ISSUED IN RELIANCE UPON THE EXEMPTION FROM THE SECURITIES ACT AND EQUIVALENT STATE LAW REGISTRATION PROVIDED BY BANKRUPTCY CODE SECTION 1145(A)(1).

                  CAUTIONARY STATEMENT:

                  INFORMATION INCLUDED IN THIS DISCLOSURE STATEMENT REGARDING THE DEBTORS CONTAINS STATEMENTS THAT MAY CONSTITUTE "FORWARD-LOOKING INFORMATION," AS THAT TERM IS DEFINED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 ("REFORM ACT"), INCLUDING INFORMATION CONCERNING THE DEBTORS' PLAN AND PROJECTED FINANCIAL PERFORMANCE FOLLOWING THEIR EMERGENCE FROM BANKRUPTCY. THE FORWARD-LOOKING STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY THE RISK FACTORS SET FORTH IN THIS DISCLOSURE STATEMENT AND ARE BEING MADE PURSUANT TO THE PROVISIONS OF THE REFORM ACT AND WITH THE INTENTION OF OBTAINING THE BENEFITS OF THE "SAFE HARBOR" PROVISIONS OF THE REFORM ACT.

         II. DESCRIPTION OF THE DEBTORS, THEIR BUSINESS OPERATIONS, AND THEIR FINANCIAL CONDITION.

                  A.       GENERAL.

                  Oakwood, which was founded in 1946, together with its debtor and non-debtor affiliates and related parties, designs, manufactures and markets manufactured and modular homes and arranges financing for a portion of its retail sales and of the retail sales of its homes by its independent dealer network. The Debtors also act as agent in locating a variety of insurance products for their customers. Following their emergence from these Chapter 11 Cases, the Debtors expect to retail their manufactured homes at centers operated by the Debtors located primarily in the southeastern and southwestern United States and at wholesale to independent retailers located throughout the United States. For customers choosing to purchase insurance, the Debtors historically assumed a portion of the related underwriting risk through their non-debtor captive reinsurance business. As part of their restructuring effort, the Debtors exited this aspect of the insurance business.

                  B.       MANUFACTURED HOMES.

                  The Debtors manufacture a number of models of single-section homes as well as multi-section and modular homes consisting of two or more component parts that are joined at the home site. Each home contains a living room, dining area, kitchen, one, two, three or four bedrooms and one or two bathrooms, and is equipped with a hot water heater and central heating. Some homes are furnished with a sofa and matching chairs, dinette set, coffee and end tables, carpeting, lamps, draperies, curtains and screens. Optional furnishings and equipment include a range and oven, refrigerator, beds, a fireplace, washing machine, dryer, microwave oven, dishwasher, air conditioning, intercom, stereo systems, wet bar, vaulted ceilings, skylights, hardwood cabinetry and energy conservation items. The homes manufactured by the Debtors are primarily sold under the registered trademarks "Oakwood(R)," "Golden West(C)," "Schult(R)," "Crest(C)," "Marlette(R)," "Freedom(C)" and as other private label homes.

                  The Debtors purchase components and materials used in the manufacture of their homes on the open market and are not dependent upon any particular raw material supplier.

However, if faced with a scarcity of certain raw materials, the Debtors may experience supplier allocation issues. The principal raw materials purchased by the Debtors for use in the construction of its homes are lumber, steel, aluminum, insulating materials, drywall and plastics. Steel I-beams, axles, wheels and tires, roof and ceiling materials, home appliances, plumbing fixtures, furniture, floor coverings, windows, doors and decorator items are purchased or fabricated by the Debtors and are assembled and installed at various stages on the assembly line.

                  The Debtors' manufactured homes are constructed and furnished at the Debtors' manufacturing facilities and transported on wheels to the home sites. These homes are normally occupied as permanent residences but can be transported on wheels to new home sites. The Debtors' modular homes are built in accordance with state or local building codes and therefore are similar in specifications and design to site-built homes. The Debtors' modular homes range in size from 960 square feet to 3,355 square feet and include a variety of single story ranch homes, one-and-a-half-story homes, two-story homes, townhouses and duplex units, all of which can include attached garages built at the site by others.

                  The Debtors formerly manufactured homes at thirty-two plants located in North Carolina, Texas, Georgia, Indiana, Oregon, Pennsylvania, Arizona, California, Colorado, Kansas, Minnesota, and Tennessee. Pursuant to the Plan, the Debtors will continue to operate plants located in North Carolina, Indiana, Oregon, Pennsylvania, Arizona, California, Kansas and Minnesota. As part of their restructuring efforts, the Debtors have closed a number of plants. Certain of the closed plants are currently being marketed for sale, while others have been sold. Currently, the Debtors are operating 14 plants.

                  The Debtors furnish to each purchaser of a new home manufactured by the Debtors a limited warranty against defects in materials and workmanship, excluding equipment and furnishings supplied by others, which are frequently covered by the supplier's warranties.

                  C.       RETAIL HOME SALES.

                  The Debtors operate their sales centers primarily under the names Oakwood(R) Mobile Homes and Freedom Homes(C). Additionally, the Debtors operated Factory Certified Homes sales centers that sell primarily repossessed homes. Since 1999, the Debtors have been scaling back operations, closing both sales centers and manufacturing facilities. Although the Debtors will retain many of the sales centers pursuant to the Plan, some of the sales centers, including all of the Factory Certified Homes locations, will be or are in the process of being closed as part of the Debtors' reorganization. During the fiscal year ended September 30, 2002, substantially all of the Debtors' retail sales of new homes were homes manufactured by the Debtors. The Debtors' sales have traditionally been higher in the period from late spring through early fall than in the winter months.

                  Each of the Debtors' sales centers hires and trains sales personnel. Generally, each salesperson is paid a commission based on the gross margin of his or her sales and certain volume targets, and each general manager is paid compensation based on performance as measured by the profits of the sales center.

                  The Debtors also sell their homes to independent retailers located throughout the United States. Sales to independent retail dealers accounted for approximately 70% of sales in fiscal 2003, 44% of sales in fiscal 2002, and 35% in fiscal 2001. The Debtors expect such sales to increase in the future because this market channel is less capital intensive.

                  D.       RETAIL FINANCING AND SERVICING.

                  Significant factors affecting sales of manufactured homes are the availability and terms of financing. Through its finance subsidiary, the Debtors financed approximately 72% of units sold by their captive retail organization in 2002. During fiscal 2003, in an effort to maintain satisfactory liquidity and improve loan performance, the Debtors sharply curtailed internal financing and substantially raised credit standards for customers they were willing to finance. As a result, the internal financing percentage has been reduced drastically and is currently estimated to be less than 15% of homes sold via the Debtors' own retail channel. The Debtors anticipate that this percentage will decline further in fiscal 2004. The sales reductions caused by credit tightening and the necessity to reduce internal financing have been reflected in the Debtors' year to date operating results as well as their five year forecast.

                  The Debtors retain a security interest in all homes they finance with loans documented as either retail installment sales contracts or traditional mortgages (collectively, "RICs"). Debtor Oakwood Acceptance Corporation, LLC ("OAC") funds its originations and purchases of RICs by participating in public and private asset securitization transactions. Securitization transactions historically have provided the most effective and least expensive financing technique for satisfying OAC's liquidity needs and may remain the least expensive method of financing for the Debtors' operations. Interruptions in the public markets for these securitizations were a key reason for management's decision to limit loan originations.

                  As part of the securitization process, OAC historically retained the contractual right to service all securitized RICs in exchange for a monthly fee. As part of its servicing duties, the pooling and servicing agreements require OAC to make P & I Advances to the securitization trusts. OAC also is required to make recoverable advances to the trusts for taxes and insurance to the extent not paid by an obligor of a RIC and to advance liquidation expenses incurred in connection with the repossession of homes collateralizing loans that default. Continuing to service securitized RICs with the enhanced priority of their servicing fee in the securitization proceeds as restructured pursuant to a Final Order of the Bankruptcy Court has substantial independent economic value. As a result of the reduction in loan origination volume, the size of the loan portfolio serviced by the Debtors will diminish, which will result in reduced servicing income in future years.

                  Recent developments in the market for asset backed securities, and particularly those involving manufactured housing loans, have caused the Debtors to pursue other outlets for the sale of their loans. In March 2003, the Debtors, through their non-Debtor special purpose affiliates, completed a whole loan sale and are currently pursuing a whole loan sale to a different purchaser. In addition, the Debtors have taken steps to reduce reliance on financings provided by securitizations, including moving most of their mortgage originations to the conforming loan market with outside lenders.

                  E.       INDEPENDENT DEALER RETAIL SALES FINANCING.

                  The Debtors provide some permanent financing for homes sold by certain independent dealers that sell the Debtors' manufactured homes. During fiscal 2002, the Debtors financed approximately 38% of their manufactured units sold by independent dealers. During fiscal 2003, this percentage has dropped below 10%.

                  F.       INDEPENDENT RETAILER REPURCHASE OBLIGATIONS.

                  Substantially all of the independent retailers who purchase homes from the Debtors finance new home inventories through wholesale credit lines (the "Floor Plans") provided by third parties. In these arrangements, a floor plan lender typically provides the retailer with a credit line for the purchase price of the home and maintains a security interest in the home as collateral. The retailer uses a Floor Plan to finance the acquisition of its display models, as well as to finance the initial purchase of a home from a manufacturer until a home buyer obtains permanent financing or otherwise pays the dealer for the installed home. Many of the Floor Plan lenders require the Debtors to enter into repurchase agreements under which the Debtors are obligated, upon default by the retailer, to repurchase any of the homes financed by the Floor Plan lender. Under the terms of such repurchase agreements, the Debtors typically agree to repurchase homes at prices scaled to the age of the units. As of the Petition Date, the Debtors estimate that their contingent liability under these repurchase agreements was approximately $101 million. Historically, the Debtors' losses under these arrangements have not been significant. Since the Petition Date, the Debtors have assumed approximately $50 million in repurchase obligations.

                  G.       INSURANCE.

                  In order to, among other things, facilitate retail purchases of their homes, the Debtors historically have sold, as agent for an unrelated domestic insurance company, property and casualty insurance to certain customers in connection with their purchase of a home. In addition, the Debtors entered the reinsurance business directly through their own captive, Bermuda-based reinsurer during 1997, when it, as a reinsurer, accepted certain risk of policies it had written as agent, in exchange for standard reinsurance premiums. This venture was begun in an attempt to allow the Debtors to participate more fully in the profitable income streams associated with the property and casualty insurance and service contract business. Shortly before the Petition Date, the Debtors exited the third party reinsurance business, and are arranging an orderly wind-down of their non-Debtor insurance subsidiary.

                  H.       COMPETITION.

                  The Debtors face serious competition in three major aspects of their operations: manufacturing, marketing and finance. There are numerous firms producing manufactured homes in the Debtors' market areas, many of which are direct competitors. Some of these manufacturers, which sell the majority of their homes through independent dealers, are larger than the Debtors and have greater financial resources. Historically, certain of the financing sources in the industry were also larger than the Debtors and also had greater financial resources. Finally, there are numerous retail dealers in most locations where the Debtors conduct retail and financing operations. The Debtors compete with other manufacturers, retailers and finance companies on the basis of reputation, quality, financing ability, services, features offered and price.

                  In addition, manufactured homes are a form of permanent, low-cost housing and therefore compete with other forms of housing, including site-built and prefabricated homes and apartments. Historically, manufactured homes have been financed as personal property with shorter term and higher interest financing than was available for site-built homes. In recent years, however, there has been a growing trend toward financing manufactured housing with maturities equal to those in traditional residential real estate finance, especially when the manufactured housing is attached to permanent foundations on individually-owned lots, as is frequently the case in the Debtors' growing multi-section and modular homes markets. As a result, maturities for certain manufactured housing loans have moved closer to those for site-built housing.

                  I.       REGULATION.

                  A variety of laws affect the financing of manufactured homes by the Debtors. The Federal Consumer Credit Protection Act (Truth-in-Lending) and Regulation Z promulgated thereunder require written disclosure of information relating to such financing, including the amount of the annual percentage rate and the finance charge. The Federal Fair Credit Reporting Act also requires certain disclosures to potential customers concerning credit information used as a basis to deny credit. The Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder prohibit discrimination against any credit applicant based on certain specified grounds. The Federal Trade Commission has adopted or proposed various Trade Regulation Rules dealing with unfair credit and collection practices and the preservation of consumer claims and defenses. The Federal Trade Commission's Rules also require disclosure of a manufactured home's insulation specification. Installment sale contracts and loans eligible for inclusion in the GNMA Program are subject to the credit underwriting requirements of the FHA. A variety of state laws also regulate the form of the installment sale contracts and loan documents and the allowable deposits, finance charges and fees chargeable pursuant to installment sale contracts and loan documents. The provision of insurance products as agent by the Debtors is subject to various state insurance laws and regulations which govern allowable charges and other insurance practices.

                  The Debtors are also subject to the provisions of the Fair Debt Collection Practices Act, which regulates the manner in which the Debtors collect payments on RICs, and the Magnuson-Moss Warranty-Federal Trade Commission Improvement Act, which regulates descriptions of warranties on products. The descriptions and substance of the Debtors' warranties are also subject to state laws and regulations. The Debtors' manufacture of homes generally is subject to the National Manufactured Housing Construction and Safety Standards Act of 1974. In 1976, the Department of Housing and Urban Development promulgated regulations, which have been amended from time to time, under this Act establishing comprehensive national construction standards covering many aspects of manufactured home construction and installation, including structural integrity, fire safety, wind loads and thermal protection. The Debtors' modular homes are subject to state and local building codes.

                  The Debtors' transportation of manufactured homes on highways, which is provided by unrelated third-party vendors, is subject to regulation by various federal, state and local authorities. Such regulations may prescribe size and road use limitations and impose lower than normal speed limits and various other requirements. Manufactured homes are also subject to local zoning and other regulations.

         III.     PREPETITION DEBT AND EQUITY STRUCTURE OF THE DEBTORS.

                  A.       DESCRIPTION OF PREPETITION DEBT STRUCTURE OF DEBTORS.

                           1.       FOOTHILL PREPETITION BANK FACILITY.

                  Prior to the Petition Date, the Debtors partially funded their operations through a $65 million credit facility established under the Prepetition Loan Agreement, dated January 22, 2002, by and among the Debtors, as borrowers, Foothill, as a lender and agent for the lenders, and certain other lenders specified therein (as amended by the First Amendment to Loan Agreement, dated July 2002 and the Second Amendment to Loan Agreement, dated July 31,
2002). As of the Petition Date, borrowings and letters of credit under this facility totaled approximately $52 million. The credit facility under the Prepetition Loan Agreement was secured by substantially all of the Debtors' assets both tangible and intangible, real and personal, excluding loans held for sale.

                           2.       SENIOR NOTES.

                  The Debtors issued 7.875% Senior Notes in the aggregate principal amount of $125 million due March 2004, and 8.125% Senior Notes in the aggregate principal amount of $175 million due March 2009 pursuant to an Indenture and First Supplemental Indenture, both dated March 2, 1999, between the Debtors and Bank One, N.A., f/k/a The First National Bank of Chicago. The debt under the Senior Notes is unsecured. U.S. Bank National Association was substituted as Indenture Trustee on January 10, 2000.

                           3.       JUNIOR NOTES.

                  The Debtors issued 8% Junior Notes in the original principal amount of $17 million due June 1, 2007 pursuant to an Indenture and a First Supplemental Indenture, both dated March 1, 1992, and Junior Notes in the original principal amount of $23 million due June 1, 2007 pursuant to a Second Supplemental Indenture dated July 15, 1992, between the Debtors and First Union National Bank, f/k/a Delaware Trust Company. U.S. Bank Trust National Association was substituted as Indenture Trustee on April 2, 2001. Of the original Junior Notes, $2.6 million remained outstanding as of November 15, 2002, the balance having been retired in accordance with their terms. The debt evidenced by the Junior Notes is unsecured.

                           4. INDUSTRIAL REVENUE BONDS FOR PLANTS IN KOSCIUSKO COUNTY, AND ELKHART COUNTY, INDIANA.

                  The Debtors are obligated under a loan agreement dated February 1, 1998, between Kosciusko County, Indiana and Schult Operating Company (now HBOS Manufacturing, LP) to pay all amounts equal to the principal and interest due under $6,200,000 Variable Rate Demand Economic Development Revenue Bonds Series 1998 (the "1998 Bonds"). The 1998 Bonds are secured by a letter of credit in the amount of $4,766,356.16 issued by Wells Fargo Bank, N.A. Repayment of claims arising from the letter of credit is secured by a mortgage from the Debtors on the plant constructed with 1998 Bond proceeds in Kosciusko County, Indiana. Fifth Third Bank, Indiana is the trustee under the trust indenture pursuant to which the 1998 Bonds were issued. At the Petition Date, the amount outstanding on the 1998 Bonds was $4.6 million.

                  The Debtors are also obligated under a loan agreement dated October 1, 1997, between Elkhart County, Indiana and Schult Operating (now HBOS Manufacturing, LP) to pay all amounts equal to the principal and interest due under $1,500,000 Variable Rate Demand Economic Development Revenue Bonds, Series 1997 (the "1997 Bonds"). The 1997 Bonds are secured by a letter of credit in the amount of $896,282.19 issued by Wells Fargo Bank, N.A. Repayment of claims arising from the letter of credit is secured by a mortgage from the Debtors on the plant constructed with 1997 Bond proceeds in Elkhart County, Indiana. Fifth Third Bank, Indiana is the trustee under the trust indenture pursuant to which the 1997 Bonds were issued. At the Petition Date, the amount outstanding on the 1997 Bonds was $865,000.

                           5.       OTHER SECURED DEBT.

                  There are a number of other creditors secured by certain discrete real and personal property assets of the Debtors.

                           6.       REMIC GUARANTEES.

                  Oakwood, through its wholly-owned finance subsidiary, OAC, originates RICs to finance the purchase of manufactured homes. Historically, when the aggregate number of RICs OAC had originated reached a critical mass, typically once every three months, the RICs were securitized and sold into the asset-backed market through non-Debtor Real Estate Mortgage Investment Conduit Securitization Trusts ("REMIC Trusts"). The REMIC Trusts are the issuers of pass-through certificates ("REMIC Certificates") that may pay cash interest on a fixed or floating rate basis and represented undivided ownership interests in a pool of underlying RICs in the REMIC Trusts. Each REMIC Trust issues REMIC Certificates in multiple tranches. Typically, a series identifier will indicate the year and sequential issue number within each calendar year. For example, "1997-A" would indicate the first OAC securitization in 1997 and "1997-B" would indicate the second securitization in 1997.

                  As previously noted, within a given series, the REMIC Certificates are separated into tranches, each having specific seniority and payment terms. While there is no distinction of collateral, as all tranches within a series are supported by the same pool of loans, the credit quality of a particular tranche is determined by a payment priority structure. Accordingly, holders of subordinated tranches generally receive higher interest rates, but will only receive principal payments after the principal of senior tranches has been paid in part or in full.

                  In order to enhance the marketability of one of the most subordinated tranches of REMIC Certificates, Oakwood, in certain cases, provided a corporate guarantee (the "B-2 REMIC Guarantees") that effectively guaranteed distributions on these tranches of REMIC Certificates (the "B-Piece REMIC Certificates"). The provisions of the REMIC Guarantees are complex, but, in general, if the underlying RICs held by the REMIC Trusts do not generate enough cash to service the B-Piece REMIC Certificates, Oakwood is obligated to fund the shortfalls.

                  Prior to the Petition Date, Oakwood provided corporate guarantees of the collateral pools backing payments under the B-Piece REMIC Certificates in twenty REMIC Trusts. Oakwood's B-2 REMIC Guarantees apply to the issues of B-Piece REMIC Certificates in the following REMIC Trusts: 1997-A, 1997-B, 1997-C, 1997-D, 1998-B, 1998-C, 1998-D, 1999-A, 1999-B, 1999-C, 1999-D,
1999-E, 2000-A, 2000-B, 2001-B, 2001-C, 2001-D, 2001-E, 2002-A and 2002-B. The
B-2 REMIC Guarantees guaranteed payment of any shortfalls in principal and interest due to holders of B-Piece REMIC Certificates on any monthly payment date by Oakwood. The aggregate face value of the B-Piece REMIC Certificates guaranteed by the B-2 REMIC Guarantees is approximately $274.8 million representing B-2 tranches from approximately two-thirds of Oakwood's securitizations. JPMorgan is the REMIC Trustee for individual REMIC Trusts for which Oakwood has issued B-2 REMIC Guarantees.

                  Additionally, Oakwood has a further obligation to the holder of a note secured, in part, by certain B-Piece REMIC Certificates and X REMIC Certificates (the "Resecuritization Note") to purchase the Resecuritization Note on each payment date under the Resecuritization Note (the "Payment Date"), beginning with the Payment Date occurring in September 2011 and ending with the Payment Date occurring in September 2012 (the "Resecuritization Note Put Option").

                  B.       DESCRIPTION OF PREPETITION EQUITY STRUCTURE OF THE
                           DEBTORS.

                  As of December 1, 2002, Oakwood had issued and outstanding 9,537,000 shares of Old Common Stock, par value $0.50 per share. Oakwood also granted options to purchase shares of Old Common Stock and other equity related securities. On or about the Petition Date, the New York Stock Exchange, Inc. (the "NYSE") announced that trading of the Old Common Stock on the NYSE should be suspended immediately based upon the failure to meet certain financial criteria. Subsequently, the NYSE submitted an application to the Securities and Exchange Commission to delist the Old Common Stock from the NYSE. The delisting of the Old Common Stock became effective on December 30, 2002. Oakwood has not paid dividends on the Old Common Stock during the past two fiscal years and the Old Common Stock is currently traded in the over-the-counter market. As of December 1, 2002, the Debtors estimate that there are 21,000 beneficial holders of Old Common Stock.

         IV.      THE CHAPTER 11 CASES AND SIGNIFICANT POSTPETITION EVENTS.

                  A. SIGNIFICANT EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES.

                  The manufactured housing industry as a whole expanded aggressively into an economic downturn that has been particularly severe for its traditional customer of modest means. At the same time, mortgage rates for site-built homes were, and still are, at a thirty-year low, which offset many of the cost advantages of manufactured homes because interest rates for manufactured housing loans exceed rates for conventional housing loans by an amount substantially greater than has historically been the case. Additionally, aggressive lending led to a high level of repossessed homes. The remarketing of these homes in competition with new homes depresses new home sales volume.

                  In addition, many traditional industry lenders, including both Floor Plan lenders and retail lenders which provide financing to homebuyers, have left the industry over the last few years or have significantly curtailed operations. This includes leading industry lenders such as Conseco Finance Corporation, which filed for relief under chapter 11 on December 18, 2002, and Deutsche Financial Services Corporation, which exited the industry. This reduction in available financing has led to a contraction of the dealer network and a sharp reduction in manufactured home sales.

                  Through 1999, the Debtors expanded and leveraged themselves aggressively to support their rapid growth, which resulted in a heavier debt load than performance in declining markets after 1999 could support. Aggressive underwriting coupled with the current economic slowdown led to an unsustainable level of loan defaults on securitized RICs. The cost of servicing and the liquidity requirements for performing servicing duties increased with the defaults. At the same time, servicing receipts were decreasing due to credit losses because the servicing fees were subordinated to principal and interest on the B-Piece REMIC Certificates. Despite taking measures to counter negative pressures, the Debtors continued to experience financial difficulties.

                  The Debtors decided to file for reorganization under Chapter 11 in order to restructure their balance sheet and access new working capital while continuing to operate in the ordinary course of business. This decision was based primarily upon the continued poor performance of loans originated, the extremely weak conditions in the manufactured housing industry and the deteriorating financial terms in the asset-backed securitization market into which the Debtors sell their loans. Other factors contributing to the decision to file included the general economic recession, declining recovery rates in the repossession market, the substantial reduction in loan servicing fees received and the withdrawal of manufactured housing Floor Plan lenders offering financing to many of the Debtors' wholesale dealers.

                  B.       THE CHAPTER 11 FILINGS.

                  The Debtors commenced their respective Chapter 11 Cases by filing voluntary petitions under chapter 11 of the Bankruptcy Code on November 15, 2002 (the aforementioned "Petition Date"). The Debtors' Chapter 11 Cases are jointly administered and assigned to the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge for the District of Delaware.

                  The Debtors have made progress toward their goal of reorganization during their respective Chapter 11 Cases. Among other things, the Debtors have: (a) maintained operations and negotiated new agreements with vendors and suppliers of critical goods and services; (b) obtained debtor-in-possession financing to enable the Debtors to continue operations; (c) developed a new business plan, which has been discussed extensively with the Debtors' principal creditor constituencies and forms the basis for the Plan; (d) implemented significant improvements to the Debtors' business operations, including reducing overhead and greatly improving the priority of servicing fees; (e) substantially completed the closure of certain plants, retail sales centers and offices; (f) negotiated the sale of certain surplus assets to reduce costs and generate cash; and (g) negotiated for additional or substitute Floor Plan financing. Moreover, the Debtors have devoted significant efforts to the development, negotiation, and filing of the Plan that is the subject of this Disclosure Statement, which Plan the Debtors believe provides for the fair and equitable treatment of creditors and will enable the Debtors to emerge from their Chapter 11 Cases as viable businesses.

                  C.       "FIRST DAY" MOTIONS.

                  On or after the Petition Date, the Debtors filed several "first day" motions relating to the ordinary course operations of their businesses. The Bankruptcy Court has entered Final Orders granting the Debtors' motions either as requested or modified to some extent, but in either event permitting the Debtors to continue operations during the Chapter 11 Cases. The "first day" orders enable the Debtors to, among other things: (a) preserve customer relationships by authorizing the Debtors to honor certain obligations and continue certain programs and practices; (b) maintain employee morale and confidence by authorizing the Debtors to pay prepetition employment Claims and all costs and expenses incident thereto; (c) maintain critical vendor and supplier relationships and confidence by authorizing the Debtors to pay certain prepetition Claims; (d) ensure the continuation of the Debtors' cash management systems and other business operations without interruption; and (e) establish certain other administrative procedures to promote a smooth transition into Chapter 11.

                  D.       APPOINTMENT OF THE OFFICIAL COMMITTEE OF UNSECURED
                           CREDITORS.

                  On December 2, 2002, the United States Trustee appointed the Official Committee of Unsecured Creditors (the "Creditors' Committee") pursuant to section 1002 of the Bankruptcy Code [Docket No. 97]. To date, the United States Trustee has appointed no other committees. The members of the Creditors' Committee currently are:

--------------------------------------------------------------------------------
            MEMBER CREDITOR                            INDIVIDUAL ACTIVELY
                                                   PARTICIPATING ON COMMITTEE
--------------------------------------------------------------------------------
JPMorgan Chase Bank (as Indenture Trustee          James R. Lewis
for REMIC Certificates and noteholders)
--------------------------------------------------------------------------------
U.S. Bank National Association (as Indenture       Timothy J. Sandell
Trustee for holders of Senior Notes)
--------------------------------------------------------------------------------
Absolute Recovery Hedge Funds, Ltd.                Wilbur L. Ross, Jr.
--------------------------------------------------------------------------------
Aegon USA Investment Management, LLC               James K. Baskin
--------------------------------------------------------------------------------
Patrick Industries, Inc.                           Michael W. Baker
--------------------------------------------------------------------------------
Carriage Industries, Inc.                          Charles D. Raley
--------------------------------------------------------------------------------
LaSalle Bristol LP                                 James Montague
--------------------------------------------------------------------------------

                  E.       EMPLOYMENT OF PROFESSIONALS.

                           1. REORGANIZATION AND OTHER PROFESSIONALS EMPLOYED PURSUANT TO BANKRUPTCY CODE SECTION 327.

                  Pursuant to section 327 of the Bankruptcy Code, a debtor in possession or creditors' committee may employ, after notice and a hearing, attorneys, financial advisors, and other professionals at the expense of the bankruptcy estate. The Debtors and the Creditors' Committee have employed the following professionals in the Chapter 11 Cases with the Bankruptcy Court's approval:

----------------------------------------------------------------------------------------------------------

                                               EMPLOYED PROFESSIONALS

----------------------------------------------------------------------------------------------------------
             PROFESSIONAL                               SCOPE OF REPRESENTATION                    DATE
                                                                                                 APPROVED
----------------------------------------------------------------------------------------------------------
Morris, Nichols, Arsht & Tunnell              Bankruptcy Counsel to the Debtors                 11/15/2002
----------------------------------------------------------------------------------------------------------
Rayburn, Cooper & Durham, P.A.                Bankruptcy Counsel to the Debtors                 11/15/2002
----------------------------------------------------------------------------------------------------------
Hunton & Williams                             Special Counsel to the Debtors                    11/15/2002
----------------------------------------------------------------------------------------------------------
Kennedy Covington Lobdell & Hickman L.L.P.    Special Counsel to the Debtors                    11/15/2002
----------------------------------------------------------------------------------------------------------
FTI Consulting, Inc.                          Restructuring Advisors for the Debtors            11/15/2002
----------------------------------------------------------------------------------------------------------
PricewaterhouseCoopers LLP                    Accountants for the Debtors                       11/15/2002
----------------------------------------------------------------------------------------------------------
Akin Gump Strauss Hauer & Feld LLP            Former Counsel to the Creditors' Committee        12/02/2002
----------------------------------------------------------------------------------------------------------
McCarter & English, LLP                       Counsel to the Creditors' Committee               12/02/2002
----------------------------------------------------------------------------------------------------------
Deloitte & Touche LLP                         Financial Advisors for the Creditors' Committee   12/04/2002
----------------------------------------------------------------------------------------------------------
Prime Locations, LLC                          Real Estate Consultants for the Debtors           02/27/2003
----------------------------------------------------------------------------------------------------------
The Core Network                              Real Estate Consultants for the Debtors           02/27/2003
----------------------------------------------------------------------------------------------------------
Andrew Davidson & Co., Inc.                   Valuation Consultants for the Debtors             04/22/2003
----------------------------------------------------------------------------------------------------------
Miller Buckfire Lewis Ying & Co., LLC         Financial  Advisor and Investment Banker for the  07/21/2003
                                              Debtors
----------------------------------------------------------------------------------------------------------
King & Spalding, LLP                          Replacement Counsel to the Creditors' Committee   08/25/2003
----------------------------------------------------------------------------------------------------------

                  Pursuant to Final Orders, each of the professionals employed at the expense of the Debtors' Estates are able to file monthly fee applications seeking reimbursement for all of the fees and expenses incurred during the applicable month. If no objection to a fee application is received on or before the applicable objection deadline, the Debtors are permitted to make payment of the fees and expenses incurred by the relevant professional. The Bankruptcy Court may schedule a hearing to determine whether payment of the fees and the expenses incurred is appropriate. All fees and expenses paid to professionals are subject to final review and allowance, after notice and a hearing, in accordance with Bankruptcy Code section 330.

                           2.       ORDINARY COURSE PROFESSIONALS.

                  Additionally, on December 18, 2002, the Bankruptcy Court entered a Final Order [Docket No. 271] permitting the Debtors to employ professionals utilized in the ordinary course of business.

                  F. POSTPETITION DEBTOR-IN-POSSESSION FINANCING AND USE OF CASH COLLATERAL.

                  Pursuant to a Final Order [Docket No. 328] entered on December 31, 2002, the Bankruptcy Court approved debtor-in-possession financing in the amount of $215 million from Greenwich. This facility provides needed liquidity and expands the borrowing base by including in it certain financial assets created by OAC in servicing the REMIC Trusts.

                  G.       RESTRUCTURING THE DEBTORS' SERVICING FEES ON RICS.

                  Prior to the Petition Date, the Debtors were not receiving most of this servicing fee from the REMIC Trusts because those fees were subordinate to payments on the REMIC Certificates. As their annual servicing costs were substantial--in excess of $30 million--the Debtors needed to modify these arrangements in order to sustain their servicing operations. As a result, the Debtors sought to maintain their servicing operations while moving the payment of servicing fees to a priority position.

                  After the Petition Date, the Debtors filed a motion for entry of an order pursuant to Sections 365 and 363(b) and (f) of the Bankruptcy Code authorizing OAC to, inter alia, (a) assume certain servicing agreements within the Pooling and Servicing Agreements (the "Servicing Agreements"), (b) assign its servicing rights under the Pooling and Servicing Agreements to Oakwood Servicing Holdings, Co., LLC ("OSHC"), a wholly-owned non-debtor subsidiary of OAC, and (c) enter into and perform its obligations as Subservicer under a Subservicing Agreement with OSHC.

                  Because the Servicing Agreements provided that the servicing fee payable thereunder was subordinate to the right of holders of REMIC Certificates to receive payments of principal and interest only for so long as OAC was the Servicer, the assumption and assignment of the Servicing Agreements to OSHC elevated the servicing fee payable under the Servicing

Agreements to senior status. Because OAC's subservicing fee is payable from OSHC's servicing fees, OAC's subservicing fees effectively also are senior. In addition, the assumption and assignment of the Servicing Agreements increased the amount of the servicing fee payable under certain of the Servicing Agreements.

                  By the Order dated December 12, 2002, this Court granted the relief sought in the motion [Docket Number 21].

                  Oakwood has acknowledged that the elevation of servicing fees to a senior position in the distribution of cash received by the REMIC trusts "has the effect of decreasing cash available to pay security holders in the REMIC trusts." As a result, Oakwood "expects its obligations under the guarantees of [the B-2 REMIC Certificates] to increase substantially." See Oakwood's Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ending December 31, 2002.

                  H.       CREATION OF ALTERNATE WAREHOUSE TRUST.

                  Pursuant to a Final Order [Docket No. 473] entered on January 23, 2003, the Bankruptcy Court granted the Debtors the authority to sell RICs to a limited purpose trust owned by an indirect downstream affiliate of OAC. This loan warehousing arrangement provides interim funding for RICs generated by OAC and is intended to help preserve the Debtors' access to the securitization markets and other potential financing sources.

                  I. FILING OF SCHEDULE OF ASSETS AND LIABILITIES AND STATEMENT OF AFFAIRS.

                  Sections 521(1) and 1106(a)(2) of the Bankruptcy Code and Bankruptcy Rule 1007 require the Debtors to file a schedule of assets and liabilities and statement of financial affairs, which contain information regarding the Debtor's assets, liabilities, income, and other matters. The Debtors, individually, filed their Schedules of Assets and Liabilities and Statements of Financial Affairs on January 31, 2003.

                  J. ACTIONS IMPLEMENTED TO RESTRUCTURE THE DEBTORS' BUSINESS OPERATIONS.

                  Leading up to and subsequent to the Petition Date, the Debtors and their professionals have evaluated the Debtors' operations and financial condition in order to develop and implement a reorganization strategy that will enable the Debtors to emerge from chapter 11 as a profitable enterprise. Going forward, the Debtors are focused on enhancing the profitability of all their operations.

                  On October 4, 2002, the Debtors announced the closing of forty retail sales centers. These closures continued a downsizing from a peak of 412 retail sales centers reached in 1999. At or around the same time, the Debtors idled or closed a number of manufacturing facilities, reducing the number of active plants to nineteen from a peak of thirty-two in 1999. Historically, the Debtors operated the plants to support the demand of both their captive retail centers and the independent retailer base. From the middle of 1999 until the end of fiscal 2002, the Debtors operated the plants at a reduced level in order to reduce inventory and to reflect lower demand.

                  Pursuant to the operational restructuring plan implemented on the Petition Date, the Debtors announced the closing of seventy-five additional retail sales centers in eighteen states and the closing of five additional manufacturing facilities. The Debtors have hired two real estate firms to dispose of the properties and leases related to the closings. With the completion of these closings, the Debtors have turned their focus to those regions that hold the most promise for the Debtors' long-term success.

                  In April 2003, the Debtors substantially tightened their credit standards for retail installment financing and took other steps to reduce the amount of loans originated. As a result, internal financing of retail sales has fallen from 72% of unit sales in 2002 to a run rate of less than 15% of sales in 2003. This trend reduces the Debtors' reliance on securitizations and its exposure to losses in the sale of retail installment contracts, but reduces the potential for servicing revenue.

                  The implementation of the Debtors' operational restructuring plan is ongoing and entails the following: (a) the closing of most, if not all, retail sales centers that have demonstrated consistently poor operating performance, poor credit performance and high incidence of customer litigation, as well as the manufacturing facilities that supply these stores; (b) the review of remaining retail sales centers on a store-by-store basis followed by the closing of those stores that consistently generate poor operating results or are located in areas that will be negatively impacted by tightening credit standards; (c) the adjustment of manufacturing capacity to a level commensurate with expected future sales and the closing of plants with marginal current sales levels and the potential to become unprofitable following the closing of certain retail sales centers; (d) the closing of one loan origination location in Austin, Texas; (e) a significant reduction in the number of employees; and (f) a reduction of corporate overhead commensurate with a downsized company.

                  K.       SENIOR MANAGEMENT RETENTION PLAN

                  On May 22, 2003, the Bankruptcy Court authorized the Debtors to implement a management retention plan, indemnification plan and severance program for certain of the Debtors' officers. The retention plan for these officers consists of two types of merit-based retention payments: (i) payment of the officers' previously unpaid performance-based bonuses, as set by the Debtors' board of directors, for the fiscal 2002 year; and (ii) payment of the officers' quarterly performance-based bonuses, as set by the Debtors' board of directors with the consent of the Creditors' Committee. The Creditors' Committee has agreed to the officers' performance-based bonuses for the second half of 2003. These retention payments are nothing more than the continuation of the ordinary practice of the Debtors to award the Debtors' officers merit-based incentive compensation. The severance program is designed to provide these officers with severance benefits in the event of their termination for any reason other than for cause. The severance benefits are to be held in an escrow account until the officers are entitled to receive them. The indemnification plan consists of $50,000 placed in an escrow account to cover the fees and expenses of defending the officers pursuant to Oakwood's Articles of Incorporation and Section 9.5 of Oakwood's By-Laws, if necessary.

                  L.       CLAIMS BAR DATE AND ANALYSIS.

                  Pursuant to the Bar Date Order, the Bankruptcy Court established a general claims bar date in the Debtors' Chapter 11 Cases of March 27, 2003. The Debtors also have scheduled certain Claims with respect to which no proofs of Claim have been filed. The Debtors believe that the total amount of Allowed Claims against their respective estates will be significantly lower than the amount asserted. Because of the large number of proofs of Claim filed, the complexity of many of these Claims, and the fact that many of the Claims are disputed and/or unliquidated, the Debtors will not have completed their analysis of all Claims prior to the Plan's Effective Date.

                  THE DEBTORS RESERVE ALL RIGHTS AND DEFENSES WITH RESPECT TO THE ALLOWANCE OR DISALLOWANCE OF ANY CLAIM NOT PREVIOUSLY ALLOWED BY A FINAL ORDER OF THE BANKRUPTCY COURT OR PURSUANT TO THE TERMS OF THE PLAN, AND FURTHER WITH RESPECT TO THE SECURED OR PRIORITY STATUS THEREOF.

                  M.       FILING OF THE FIRST PLAN AND DISCLOSURE STATEMENT.

                  On February 18, 2003, the Debtors filed the [Proposed] Disclosure Statement For Joint Consolidated Plan Of Reorganization Of Oakwood Homes Corporation And Its Affiliated Debtors And Debtors-In-Possession (the "First Disclosure Statement") and the Joint Consolidated Plan Of Reorganization Of Oakwood Homes Corporation And Its Affiliated Debtors And Debtors-In-Possession (the "First Plan"). The First Disclosure Statement and First Plan were filed by the Debtor in compliance with certain provisions of the Final DIP Agreement, which required that the Debtors file a plan of reorganization and a disclosure statement before February 18, 2003. On June 19, 2003, the Debtors initially filed this current Plan and Disclosure Statement. The substance of the Debtors' plan of reorganization has not significantly changed between the Plan and the First Plan. The revision of the Plan and Disclosure Statement since June 19, 2003, contains no material changes, just the addition of certain exhibits and disclosures.

                  N.       EXTENSION OF THE DIP FINANCING.

                  On July 14, 2003, the Debtors and the DIP Lenders entered into Amendment No. 4 to the Debtor-in-Possession Financing Agreement (the "DIP Amendment"). The DIP Amendment replaces all references to the Debtors' original budget with references to the updated forecast dated July 1, 2003, reduces the total commitment from $140 million to $90 million, makes corresponding adjustments to the borrowing base, and extends the deadline for a final order of confirmation of a Plan of Reorganization to November 15, 2003. The Debtors believe that this amended facility provides adequate liquidity for the Debtors' operations under its current business plan and adequate time for the confirmation of the Plan.

                  O.       ALTERNATIVES AND EXIT FINANCING.

                  In furtherance of the Debtors' fiduciary duties, the Debtors considered alternatives to the stand-alone recapitalization as presented in this Disclosure Statement and Plan. In that regard, the Debtors engaged Miller Buckfire Lewis & Ying, LLC ("MBLY") to, among other things, analyze and evaluate the Debtors' business, find potential lenders for the

Exit Facility and gauge the interest of various parties to purchase all or substantially all of the assets of the Debtors. To this end, certain parties expressed an interest in purchasing the Debtors. However, the Debtors ultimately decided, in consultation with the Creditors' Committee, that these expressions of interest failed to yield a recovery to Holders of Allowed Unsecured Claims commensurate with that under a stand-alone reorganization, due to the cash-flow positive nature of the Debtors newly-restructured business.

                  While several parties expressed an interest in purchasing the Debtors' assets, the Debtors, in consultation with their advisor MBLY and the Committee, concluded that pursuing a sale at this time was not in the best interests of the Debtors and their various constituencies.

         V.       SUBSTANTIVE CONSOLIDATION.

                  A.       SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF THE PLAN.

                  Substantive consolidation is an equitable remedy which a bankruptcy court may be asked to apply in certain chapter 11 cases involving affiliated debtors. As contrasted with procedural consolidation,3 substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors; all of the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. However, substantive consolidation does not affect the debtors' separate corporate existence or independent ownership of property for any purposes other than for making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan.

                  Entry of the Confirmation Order will constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Debtors for all purposes related to the Plan including, without limitation, for purposes of voting, confirmation and distribution. For purposes of distributions on account of Allowed Claims, the Debtors will be considered to be a single legal entity. This substantive consolidation has three major effects. First, it eliminates Intercompany Claims and Debtor-Held Interests from the treatment scheme. Second, it eliminates guarantees of the obligations of one Debtor by another Debtor. Finally, each Claim filed against any of the Debtors will be considered to be a single Claim against the consolidated Debtors.


------------
(3) Procedural consolidation is the administrative process (contemplated by Bankruptcy Rule 1015(b)) whereby the proceedings of two or more affiliated debtors are conducted as part of a single proceeding for the convenience of the bankruptcy court and parties in interest. Procedural consolidation does not affect the substantive rights of the debtors or their respective creditors and interest holders.

                  B.       THE SUBSTANTIVE CONSOLIDATION OF THE DEBTORS'
                           ESTATES.

                  The Plan contemplates and is predicated upon entry of the Substantive Consolidation Order, which shall effect the substantive consolidation of the Chapter 11 Cases into a single Chapter 11 Case solely for the purposes of all actions associated with confirmation and consummation of the Plan. Pursuant to the Substantive Consolidation Order, on the Confirmation Date or such other date as my be set by a final order of the Court, but subject to the occurrence of the Effective Date: (a) all Intercompany Claims shall be eliminated; (b) all assets and liabilities of the Debtors shall be merged or treated as though they were merged; (c) all prepetition and postpetition cross-corporate guarantees of the Debtors shall be eliminated; (d) all Claims based upon guarantees of collection, payment or performance made by one or more Debtors as to the obligations of another Debtor or of any other Person shall be discharged, released and of no further force and effect; (e) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of Reorganized Oakwood; (f) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against Reorganized Oakwood; and (g) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors shall be deemed filed against Reorganized Oakwood in the consolidated Chapter 11 Cases and shall be deemed a single obligation of Reorganized Oakwood under the Plan on and after the Confirmation Date.

                  C.       ORDER GRANTING SUBSTANTIVE CONSOLIDATION.

                  Unless substantive consolidation has been approved by a prior order of the Bankruptcy Court, the Plan shall serve as a motion seeking entry of an order substantively consolidating the Chapter 11 Cases. Unless an objection to substantive consolidation is made in writing by any creditor affected by the Plan as provided in the Plan on or before the Ballot Deadline, or such other date as may be fixed by the Bankruptcy Court, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely filed, a hearing with respect thereto shall be scheduled by the Bankruptcy Court, which hearing may, but need not, coincide with the Confirmation Hearing.

         VI.      THE PLAN OF REORGANIZATION.

                  Attached hereto as Exhibit A, in its entirety, is the Revised First Amended Joint Consolidated Plan Of Reorganization Of Oakwood Homes Corporation And Its Affiliated Debtors And Debtors-In-Possession, which is fully incorporated herein and shall be considered a portion of this Disclosure Statement. HOLDERS OF CLAIMS AND INTERESTS AND OTHER INTERESTED PARTIES MUST READ THE PLAN IN ITS ENTIRETY TO MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN.

         VII.     FINANCIAL PROJECTIONS.

                  Attached hereto as Exhibit B are financial projections of the consolidated Debtors containing, among other things: (a) a projected income statement; (b) a projected balance sheet;

and (c) a projected cash flow statement (together, the "Projections"). All of the Projections are presented on a consolidated basis for the Debtors, and project financial information on an annual basis for years 2003 through 2008.

                  The Projections have been prepared by or under the direction of the Debtors' management and have not been audited. The Projections present, to the best of the Debtors' management's current belief, the expected financial results for the periods projected, subject to the various assumptions set forth therein. Readers are urged to review carefully all of the notes and assumptions included in the Projections and to consult with their own financial, legal, and tax advisors regarding the same.

                  THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH THOUGH CONSIDERED REASONABLE BY THE DEBTORS AT THE TIME THEY WERE PREPARED, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY, LEGISLATIVE, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS WILL INEVITABLY NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED, OR THAT WERE NOT THEN KNOWN TO THE DEBTORS, MAY BE MATERIALLY DIFFERENT FROM THOSE ASSUMED. THE PROJECTIONS THEREFORE MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

                  INFORMATION INCLUDED IN THE PROJECTIONS CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH FORWARD LOOKING INFORMATION IS BASED ON INFORMATION AVAILABLE WHEN SUCH STATEMENTS ARE MADE AND IS SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE STATEMENTS.

                  THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS AT ANY TIME PRIOR TO OR AFTER THE EFFECTIVE DATE.

         VIII.    ADDITIONAL CONSIDERATIONS REGARDING RISK.

                  The following disclosures are not intended to be inclusive and should be read in connection with the other disclosures contained in this Disclosure Statement and the Exhibits hereto. You should consult your legal, financial, and tax advisors regarding the risks associated with the Plan and the distributions you may receive thereunder.

                  RISKS ASSOCIATED WITH CONCENTRATED OWNERSHIP OF THE NEW COMMON STOCK AND NEW WARRANTS: If the Plan is confirmed, ownership of a substantial number and percentage of shares of the New Common Stock will be concentrated among a relatively small number of holders. Sales of or offers to sell a substantial number of shares of New Common Stock, or the perception by investors, investment professionals, and securities analysts of the possibility of such sales, could affect adversely the market for and price of the New Common Stock to be issued under the Plan.

                  LACK OF TRADING; MARKET VOLATILITY: There can be no assurance that a market will develop for the New Common Stock issued pursuant to the Plan (or for any other security issued pursuant to the Plan). Although the Debtors will use reasonable efforts to cause the New Common Stock to be listed on a national securities exchange, it is unlikely that initial listing requirements will be satisfied on the Effective Date. Even if such securities are subsequently listed, there is no assurance that an active market for such New Common Stock will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for the New Common Stock or the price at which any sales may occur. Finally, any creditor or stockholder who may be considered an "underwriter" under section 1145(b) of the Bankruptcy Code may not be able to resell the New Common Stock (or any other securities received under the Plan) without registration under securities laws, except in certain "ordinary course" transactions.

                  CERTAIN RISKS ASSOCIATED WITH THE CHAPTER 11 CASES: The Debtors are parties to various material contractual arrangements under which the commencement of transactions contemplated by the Plan could, subject to the Debtors' rights and powers under sections 362 and 365 of the Bankruptcy Code:
(a) result in a breach, violation, default, or conflict; (b) give other parties thereto rights of termination or cancellation; or (c) have other adverse consequences on the operations of the Debtors or the Reorganized Debtors. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which the other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect to such matters, and the ability of the Debtors or Reorganized Debtors to resolve such matters on acceptable terms through negotiations with such other parties or otherwise.

                  RISKS RELATING TO THE PROJECTIONS: The Debtors have prepared projections in connection with the development of the Plan and to present the projected effects of the Plan and the projected results of operations following the Effective Date of the Plan. These projections assume the Plan and transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such projections are inherently uncertain and are subject to, among other factors, business, economic, legislative, and competitive risks and uncertainties that could cause actual results to differ materially from those projected. Such uncertainties and other factors include approval by the Bankruptcy Court of the Plan and potential objections of third parties. Accordingly, the projections herein are not necessarily indicative of the future financial condition, results of operations, or equity value of the

Reorganized Debtors, which may vary materially from those projections. Consequently, the projections contained herein should not be regarded as a representation or guarantee by the Debtors, the Debtors' advisors, or any other person that the projections herein can or will be achieved.

                  ASSUMPTIONS REGARDING VALUE OF DEBTORS' ASSETS: It has been assumed in the preparation of the projections included in this Disclosure Statement that the historical book value of the Debtors' assets generally approximates the fair value thereof, except for specific adjustments discussed in the notes thereto. For financial reporting purposes, the fair value of the assets of the Debtors (including deferred tax assets) must be determined as of the Effective Date. Although such valuation is not presently expected to result in values that are materially different than the values assumed in the preparation of the projections herein, there can be no assurance with respect thereto.

                  LEVERAGE, LIQUIDITY, AND CAPITAL REQUIREMENTS: In addition to Cash generated by operations, the Debtors' principal sources of liquidity following their emergence from bankruptcy will be the proceeds of loan dispositions, exit financing in amounts necessary to repay the debtor-in-possession financing and Cash accumulated by the Debtors during the Chapter 11 Cases. After the Effective Date of the Plan, the Debtors expect that in addition to working capital requirements, repayment of the Debtors' obligations under the exit financing and any notes issued pursuant to the Plan will impose liquidity requirements on the Debtors. Any increase in the interest rate pertaining to this indebtedness may reduce the funds available to the Debtors for their future operations. While the Debtors believe that they will have adequate liquidity to meet requirements following the Effective Date of the Plan, no assurances can be had in this regard. Any inability of the Debtors to service their indebtedness, obtain additional financing, as needed, or comply with the financial covenants contained in the debt instruments issued pursuant to the Plan could have a material adverse effect on the Debtors.

                  RISING COST AND AVAILABILITY OF LABOR: There can be no assurances that rising labor costs will not have a material adverse effect on the Debtors in the future.

                  RISING COST AND AVAILABILITY OF SUPPLIERS AND RAW MATERIALS:
There can be no assurances that rising supplier and raw material costs will not have a material adverse effect on the Debtors in the future.

                  HIGHLY COMPETITIVE INDUSTRY: There can be no assurance that increased competition in the future will not adversely affect the Debtors' financial condition and results of operations.

                  CERTAIN RISKS OF NON-CONFIRMATION: There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of Claims or Interests might challenge the adequacy of the Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code and/or Bankruptcy Rules. Even if the Bankruptcy Court were to determine that the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of Distributions to non-accepting Holders of Claims and Interests within a particular Class under the Plan will not be less than the value of Distributions such Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders within each Class under the Plan will receive Distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code when taking into consideration all administrative expenses and costs associated with any such chapter 7 case, as set forth further in the discussion of the Liquidation Analysis in Section X of the Disclosure Statement.

                  The confirmation and consummation of the Plan are also subject to certain conditions. If the Plan were not to be confirmed, it is unclear whether the restructuring could be implemented and what distribution Holders of Claims or Interests ultimately would receive with respect to their Claims or Interests. If an alternative plan of reorganization could not be agreed to and confirmed, it is possible that the Debtors would have to liquidate their assets, in which case the Debtors believe that it is likely that Holders of Claims or Interests would receive substantially less than the treatment they will receive pursuant to the Plan.

         IX.      CERTAIN TAX CONSEQUENCES OF THE PLAN.

                  A.       GENERAL.

                  The following discussion is a summary of certain United States federal income tax consequences of the Plan to the Debtors and certain holders of Claims and Interests. This description is for informational purposes only and, due to the lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan to the Debtors and to holders of Claims and Interests who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service ("IRS") or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any holder of a Claim. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

                  The following United States federal income tax consequences are based on the Internal Revenue Code of 1986, as amended (the "IRC"), Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the IRS as in effect on the date hereof. Changes in such rules or new interpretations thereof may occur, possibly with retroactive effect, and could significantly affect the United States federal income tax consequences described below.

                  This summary does not address foreign, state or local tax consequences or any non-income tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in REMICs and pass-through entities).

                  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                  B.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS.

                           1.       CANCELLATION OF INDEBTEDNESS INCOME.

                  Upon implementation of the Plan, the amount of the Debtors' aggregate outstanding indebtedness will be substantially reduced. In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value (or, in the case of a new debt instrument, an "issue price") less than the "adjusted issue price" of the debt gives rise to cancellation of indebtedness ("COD") income to the debtor. However, COD income that arises in a Title 11 bankruptcy case is not taxable. Instead, such COD income reduces certain of the debtor's tax attributes, generally in the following order: (a) net operating losses ("NOLs") for the year of the discharge and NOL carryforwards to such year; (b) general business credit carryforwards;
(c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the debtor's depreciable and non-depreciable assets (but not below the amount of the debtor's liabilities immediately after the discharge); and (f) foreign tax credit carryforwards. To the extent the amount of COD income exceeds the tax attributes available for reduction, the excess COD income is forgiven. A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets and, possibly, the depreciable assets of its subsidiaries. The reduction in tax attributes occurs after the end of the tax year in which the debt discharge occurs.

                  On August 29, 2003, the IRS issued temporary and proposed regulations providing rules regarding the reduction of tax attributes of a group of affiliated corporations filing a consolidated tax return (such as the Debtors) when one or more members of the group has COD income. In general, these regulations provide that the COD income of a member of an affiliated group first will reduce the NOLs and other tax attributes allocable to that member. If the amount of COD income exceeds such member's tax attributes, the excess will be applied to reduce NOLs and certain other tax attributes (other than basis in assets) allocable to other members of the affiliated group, on a pro rata basis. To the extent the COD income has the effect of reducing a member's basis in the stock of a subsidiary, the subsidiary also will be required to reduce its tax attributes (including basis in assets). The Debtors have not yet determined what impact these new regulations will have on its NOLs and other tax attributes.

                  In certain circumstances, COD income realized by a consolidated subsidiary that has an "excess loss account" ("ELA") may cause the consolidated group to recognize taxable income. The Debtors have not determined the existence or amounts of any ELAs, or whether such ELAs would become taxable income upon implementation of the Plan.

                  As a result of the discharge of Claims pursuant to the Plan, the Debtors expect to realize significant COD income. The amount of such COD income and the extent of the resulting tax attribute reduction will depend, in part, on the fair market value, as of the Effective Date, of the New Common Stock distributed to holders of Allowed Claims. Given the magnitude of the expected COD income, it is possible that the Debtors' NOL and capital loss carryforwards could be significantly reduced or eliminated and that the respective Debtors' tax basis in their assets also may be reduced.

                           2.       IRC SECTION 382 - LIMITATIONS ON NOL
                                    CARRYFORWARDS.

                  The Debtors anticipate that they will experience an "ownership change" (within the meaning of IRC Section 382) on the Effective Date as a result of the issuance of New Common Stock to holders of Allowed Claims pursuant to the Plan.

                  Under IRC Section 382, if a corporation (or consolidated group) undergoes an "ownership change," the amount of its pre-change losses (including certain losses or deductions which are "built-in," i.e., economically accrued but unrecognized as of the date of the ownership change) that may be utilized to offset future taxable income generally is subject to an annual limitation. In general, the amount of the annual limitation to which the losses are subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by
(ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.65% for ownership changes occurring in September
2003). For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the stock value generally is determined immediately after (rather than before) the ownership change, also with certain adjustments. The stock value in this case would take into account any increase in value resulting from the surrender of creditors' claims. In the case of "built-in" losses and deductions (such as depreciation), the annual limitation applies only for five years after the ownership change and only to the extent of the "net" unrealized built-in loss as of the ownership change.

                  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

                  The operation and effect of IRC Section 382 will be materially different from that just described if the Debtors are subject to the special rule for corporations in bankruptcy provided in IRC Section 382(l)(5). This special rule may apply where, immediately after a corporation's emergence from bankruptcy, its shareholders and certain "qualified" creditors own at least 50% of the stock of the corporation. If this rule were to apply, the Debtors' ability to utilize their pre-Effective Date NOLs would not be limited as described above. However, several other limitations would apply to the Debtors under IRC Section 382(l)(5), including (a) the Debtors' NOLs would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and all other tax years ending during the three-year period prior to the current tax year with respect to the Claims that are exchanged for New Common Stock pursuant to the Plan, and (b) if the Debtors undergo another ownership change within two years after the Effective Date, the Debtors' IRC Section 382 annual limitation with respect to that ownership change would be zero. A corporation that qualifies for IRC Section 382(l)(5) may elect not to have its provisions apply, in which case the annual limitation rules described above would apply. The Debtors have not determined whether they would qualify for IRC Section 382(l)(5), or if they would elect to have the IRC Section 382(l)(5) rules apply to the ownership change that is expected to arise from the consummation of the Plan.

                           3.       NET UNREALIZED BUILT-IN LOSS OR GAIN.

                  As indicated above, IRC Section 382 can operate to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a "net unrealized built-in loss" at the time of an ownership change (taking into account most assets and items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a "net unrealized built-in gain" at the time of an ownership change (taking into account most assets and items of "built-in" income and deductions), any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gains in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. Thus, a consolidated group can be considered to have both a net unrealized built-in loss and a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. It is expected that the Debtors will have a net unrealized built-in loss on the Effective Date.

                           4.       ALTERNATIVE MINIMUM TAX .

                  In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation is generally not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards.

                  In addition, if a corporation (or consolidated group) undergoes an ownership change within the meaning of IRC Section 382 and has a net unrealized built-in loss (as determined for AMT purposes) on the date of the ownership change, the corporation's (or consolidated group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

                  Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

                  C.       FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS.

                  The United States federal income tax consequences of the transactions contemplated by the Plan to a holder of Allowed Claims (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Claim and the consideration received in respect thereof are "securities" for federal income tax purposes; (2) the manner in which a holder acquired a Claim; (3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (6) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the holder's method of tax accounting; and (8) whether the Claim is an installment obligation for federal income tax purposes. Therefore, holders of Claims should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan. This discussion assumes that the holder has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current or any prior year and such Claim did not become completely or partially worthless in a prior taxable year.

                           1.       ACCRUED INTEREST.

                  Under the Plan, cash or other property may be distributed or deemed distributed to certain holders of Claims with respect to their Claims for accrued interest. Holders of Claims for accrued interest that previously have not included such accrued interest in taxable income will be required to recognize ordinary interest income equal to the amount of cash or other property received with respect to such Claims for accrued interest. Holders of Claims for accrued interest that have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset. The adjusted tax basis of any property received in exchange for a Claim for accrued interest will equal the fair market value of such property of the Effective Date, and the holding period for the property will begin on the day after the Effective Date. The extent to which consideration distributable under the Plan is allocable to interest is not clear. Holders of Claims are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.

                           2.       MARKET DISCOUNT.

                  The market discount provisions of the IRC may apply to holders of certain Claims. In general, a debt obligation (other than a debt obligation with a fixed maturity of one year or less) that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the debt obligation in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount. Gain recognized by a creditor with respect to a "market discount bond" generally will be treated as ordinary interest income to the extent of the market discount accrued on such bond during the creditor's period of ownership, unless the creditor elected to include accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on the disposition of such bond.

                           3.       HOLDERS OF CLASS FOUR CLAIMS.

                  A Holder of a Class Four Claim that receives New Common Stock in exchange for its Claim pursuant to the Plan will realize income, gain or loss for United States federal income tax purposes in an amount generally equal to the difference between (1) the fair market value on the Effective Date of the New Common Stock received in exchange for the Claim and (2) the holder's adjusted tax basis in its Claim.

                  Whether such income, gain or loss will be recognized will depend upon whether the exchange is treated as a "reorganization" for United States federal income tax purposes. In turn, this depends upon, among other things, whether any component of the Claim constitutes a "security" for United States federal income tax purposes. The determination of whether a debt instrument constitutes a security depends upon an evaluation of the term and nature of the debt instrument. Generally, corporate debt instruments with maturities of less than five years when issued are not considered securities, while corporate debt instruments with maturities of ten years or more when issued are considered securities.

                  If an exchange of a Claim for New Common Stock is not treated as a reorganization, a holder of such Claim generally should, except as described in the next sentence, recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (1) the fair market value of the New Common Stock (determined as of the Effective
Date) received in respect of its Claim and (2) the holder's adjusted tax basis in its

Claim. A holder should, however, recognize interest income to the extent it receives New Common Stock in respect of accrued interest or accrued market discount that have not already been included in income under the holder's method of accounting (as described above under the headings "Accrued Interest" and "Market Discount"). A holder's tax basis in the New Common Stock received in respect of its Claim generally should be equal to the fair market value of such New Common Stock on the Effective Date. The holding period for New Common Stock received pursuant the Plan should begin on the day after the Effective Date. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder previously claimed a bad debt deduction with respect to its Claim.

                  If, on the other hand, a Claim is treated as a "security" and the receipt of New Common Stock in respect of such Claim were treated as a "reorganization" then, except as described below, (1) a holder would not recognize any gain or loss, with respect to all or part of its Claim, (2) its tax basis in the consideration received would reflect its tax basis in its Claim, and (3) its holding period with respect to such consideration would include the holding period of its Claim. A holder should, however, recognize interest income to the extent it receives New Common Stock in respect of accrued interest or accrued market discount that have not already been included in income under the holder's method of accounting (as described above under the headings "Accrued Interest" and "Market Discount"). The precise treatment of the exchange would depend, in part, on which components of the Claim were treated as "securities" for federal income tax purposes.

                  D. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF NON-DEBTOR-HELD INTERESTS [CLASS 6A].

                  The receipt of New Warrants in exchange for Non-Debtor-Held Interests pursuant to the Plan generally should be treated as a "reorganization" for United States federal income tax purposes. Accordingly, a Holder of a Non-Debtor-Held Interest should not recognize gain or loss for federal income tax purposes as a result of the exchange of such Interests pursuant to the Plan. In addition, such a holder's tax basis in the New Warrants received pursuant to the Plan should be equal to the aggregate tax basis in its Non-Debtor-Held Interests surrendered in exchange therefor. A holder's holding period for its New Warrants received pursuant to the Plan should include the holding period of its Non-Debtor-Held Interests surrendered in exchange therefor.

                  E.       INFORMATION REPORTING AND BACKUP WITHHOLDING.

                  Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC's backup withholding rules, a United States holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or
(b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a United States person, the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

                  Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate Claim for refund with the IRS.

         X.       CONFIRMATION PROCEDURES.

                  PERSONS CONCERNED WITH CONFIRMATION OF THE PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. The following discussion is intended solely for the purpose of alerting readers about certain basic Plan confirmation issues, which they may with to consider. The Debtors CANNOT and DO NOT represent that the discussion contained below is a comprehensive summary of the law on this topic.

                  Many requirements must be met before the Bankruptcy Court can confirm the Plan. Some of the requirements discussed in this Disclosure Statement include acceptance of the Plan by the Voting Classes, whether the Plan can be confirmed even if one or more classes do not accept the Plan, whether the Plan pays creditors at least as much as creditors would receive in a Chapter 7 liquidation, and whether the Plan is feasible. These requirements, however, are not the only requirements for confirmation.

                  A.       VOTING AND RIGHT TO BE HEARD AT CONFIRMATION.

                           1. WHO MAY SUPPORT OR OBJECT TO CONFIRMATION OF THE PLAN.

                  Any party in interest may support or object to the confirmation of the Plan. As explained in further detail below, entities that may not have a right to vote (e.g., entities whose Claims or Interests belong to an Unimpaired Class or to a Class that will receive no Distribution under the
Plan) may still have a right to support or object to the confirmation of the Plan.

                           2.       WHO MAY VOTE TO ACCEPT OR REJECT THE PLAN.

                  A creditor generally has a right to vote for or against the Plan if that creditor has a Claim that is both "allowed" for purposes of voting and classified in an Impaired Class. Notwithstanding the foregoing, under section 1126(g) of the Bankruptcy Code, impaired classes that will neither receive nor retain any consideration under a plan are deemed to have rejected the plan and do not vote.

                  Under the Plan, only Holders of Allowed Claims and Interests in Classes 2G, 3, 4D, 4E and 6A and those Holders who are the beneficial holders of Allowed Claims in Classes 4A, 4B, and 4C (the aforementioned "Voting Classes") are entitled to vote on the Plan. Holders of Claims in Classes 1, 2A, 2B, 2C, 2D, 2E, 2F, 2H, 2I, 2J, 2K and 2L are Unimpaired and deemed to have accepted the Plan. Holders of Claims and Interests in Classes 5 and 6B are Insiders whose Claims or Interests will be substantively consolidated pursuant to the Substantive Consolidation Order and are not entitled to vote on the Plan.

                           3.       WHAT IS AN ALLOWED CLAIM FOR VOTING
                                    PURPOSES.

                  As noted above, a creditor's Claim must be "allowed" for purposes of voting in order for such creditor to have the right to vote. Generally, for voting purposes a Claim is deemed "allowed," absent an objection to the Claim, if: (a) a proof of Claim was timely filed, or (b) if no proof of Claim was filed, the Claim is identified in the Debtors' Schedule of Assets and Liabilities as other than "disputed," "contingent," or "unliquidated," and an amount of the Claim is specified in the Schedules of Assets and Liabilities, in which case the Claim will be deemed allowed for the specified amount. In either case, when an objection to a Claim is filed, the creditor holding the Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or allows the Claim for voting purposes. Moreover, Bankruptcy Rule 3018(a) provides that, with respect to Holders of Senior Notes, Junior Notes, B-Piece Certificates and Old Common Stock, such Holders must be of record on the date that the Disclosure Statement is approved under section 1125 of the Bankruptcy Code in order to vote on the Plan.

                  Note that the definition of "Allowed Claim" used in the Plan for purposes of determining whether creditors are entitled to receive Distributions thereunder may differ materially from that used by the Bankruptcy Court to determine whether a particular Claim is "allowed" for purposes of voting. Holders of Claims are advised to review the definitions of "Allowed Claim" and "Disputed Claim" in the Plan to determine whether they may be entitled to receive distributions under the Plan.

                           4.       WHAT IS AN IMPAIRED CLASS OF CLAIMS OR
                                    INTERESTS.

                  As noted above, a Claim or Interest that is "allowed" for voting purposes only has the right to vote if it is in a Class that is Impaired under the Plan and if that Class will receive or retain any consideration under the Plan. A Class is Impaired if the Plan alters the legal, equitable, or contractual rights of the Holders of Claims or Interests of that Class. As noted, under the Plan, all Classes are Impaired except Classes 1, 2A, 2B, 2C, 2D, 2E, 2F, 2H, 2I, 2J, 2K and 2L.

                           5.       WHO IS NOT ENTITLED TO VOTE.

                  The Holders of the following types of Claims are not entitled to vote: (a) Claims that have been disallowed; (b) Claims that are subject to a pending objection and that have not been allowed for voting purposes; (c) Claims in Unimpaired Classes; (d) Claims entitled to priority pursuant to sections 507(a)(1), 507(a)(2), and 507(a)(7) of the Bankruptcy Code; and (e) Claims in Classes that do not receive or retain any property under the Plan. Holders of Claims and Interests in Unimpaired Classes are not entitled to vote because such Classes are deemed to have accepted the Plan. Holders of Claims entitled to priority pursuant to sections 507(a)(1), 507(a)(2), and 507(a)(7) of the Bankruptcy Code are not entitled to vote because such Claims are not placed in Classes and they are required to receive certain treatment specified by the Bankruptcy Code. Claims and Interests in Classes that do not receive or retain any property under the Plan do not vote because such Classes are deemed to have rejected the Plan. Even if your Claim or Interest is of the type described above, you may still have a right to support or object to the confirmation of the Plan.

                           6.       VOTES NECESSARY TO CONFIRM THE PLAN.

                  The Court cannot confirm the Plan unless: (a) at least one Impaired Class has accepted the Plan without counting the votes of any Insiders within that Class; and (b) either all Impaired Classes have voted to accept the Plan, or the Plan is eligible to be confirmed by "cramdown" with respect to any dissenting Impaired Class as discussed in section 1129(b) of the Bankruptcy Code.

                           7.       VOTES NECESSARY FOR A CLASS TO ACCEPT THE
                                    PLAN.

                  A Class of Claims is considered to have accepted the Plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the Claims that actually voted have voted in favor of the Plan.

                           8.       TREATMENT OF NON-ACCEPTING CLASSES.

                  As noted above, even if all Impaired Classes do not accept the proposed Plan, the Bankruptcy Court may nonetheless confirm the Plan if the non-accepting Classes are treated in the manner required by the Bankruptcy Code. The process by which a Plan is confirmed despite rejections by non-accepting Classes and made binding on those Classes is commonly referred to as a "cramdown." The Bankruptcy Code allows the Plan to be "crammed down" on non-accepting Classes of Claims or Interests if the Plan meets the requirements of section 1129(a)(1) through (a)(7) and 1129(a)(9) through (a)(13) of the Bankruptcy Code and if the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to non-accepting Classes as those terms are defined in section 1129(b) of the Bankruptcy Code section.

                           9.       REQUEST FOR CONFIRMATION DESPITE
                                    NON-ACCEPTANCE BY IMPAIRED CLASSES.

                  The Debtors have asked the Bankruptcy Court to confirm this Plan by cramdown on any Classes that are deemed to have rejected the Plan and on any Impaired Voting Class that does not vote to accept the Plan.

                  B.       HYPOTHETICAL LIQUIDATION ANALYSIS.

                  Another confirmation requirement is the "Best Interest Test" or "Hypothetical Liquidation Test" incorporated in section 1129(a)(7) of the Bankruptcy Code. The test applies to individual Holders of Unsecured Claims and Holders of Interests that are both (i) in Impaired Classes under the Plan, and
(ii) do not vote to accept the Plan. Section 1129(a)(7) of the Bankruptcy Code requires that such Holders of Unsecured Claims and Holders of Interests receive or retain an amount under the Plan not less than the amount that such Holders would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code.

                  The Debtors do not intend that their Chapter 11 Cases actually will be converted to chapter 7 liquidations. However, in order to apply the Best Interest Test, the Debtors have prepared a hypothetical liquidation analysis attached hereto as Exhibit C. The hypothetical liquidation analysis projects an estimate of what Holders of Unsecured Claims and Holders of Interests might receive in the event the Debtors' Chapter 11 Cases were to be converted to chapter 7 cases and the Debtors' assets subsequently liquidated. THE DEBTORS' HYPOTHETICAL LIQUIDATION ANALYSIS IS BASED UPON ASSUMPTIONS THAT THE DEBTORS BELIEVE TO BE REASONABLE BASED UPON THE BEST INFORMATION AVAILABLE TO THEM. HOWEVER, THERE ARE NUMEROUS ECONOMIC, LEGAL, OPERATIONAL, AND OTHER UNCERTAINTIES THAT COULD DRAMATICALLY CHANGE THE RESULTS IN AN ACTUAL LIQUIDATION. MOREOVER, BECAUSE THE BUSINESSES IN WHICH THE DEBTORS' OPERATE ARE HIGHLY REGULATED, THERE MAY BE SIGNIFICANT REGULATORY CONSEQUENCES AND RESTRICTIONS IN A LIQUIDATION THAT CANNOT BE PREDICTED WITH ANY CERTAINTY. THUS, THERE CAN BE NO GUARANTY THAT AN ACTUAL LIQUIDATION OF THE DEBTORS WOULD RESULT IN THE PROJECTED RECOVERIES FOR HOLDERS OF UNSECURED CLAIMS AND HOLDERS OF INTERESTS.

                  In a typical chapter 7 case, a trustee is elected or appointed to liquidate the debtor's assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Secured creditors generally are paid first from the sales proceeds of properties securing their liens. If any assets are remaining in the bankruptcy estates after the satisfaction of secured creditors' claims from their collateral, administrative expenses generally are next to receive payment. Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority. Finally, equity interest holders receive the balance that remains, if any, after all creditors are paid.

                  The hypothetical liquidation analysis included in Exhibit C to this Disclosure Statement projects that Holders of Unsecured Claims and Holders of Interests would receive less consideration in the event the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code than under this Plan. Moreover, it is projected that Holders of Secured Claims would receive less than payment in full. Under the Plan, Holders of Priority Non-Tax Claims will receive payment in full, and most Holders of Unsecured Claims will receive Distributions of New Common Stock or Cash. Thus, the Debtors believe that all creditors will receive at least as favorable treatment under the Plan as they would in a hypothetical liquidation, and in fact, most creditors will receive far better treatment under the Plan. Holders of Old Common Stock will receive New Warrants under either the Plan or in a hypothetical liquidation, and thus would not be better off in a liquidation.

                  C.       FEASIBILITY.

                  The Bankruptcy Code requires that, in order for the Plan to be confirmed, the Debtors must demonstrate that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

                  For purposes of determining whether the Plan meets the feasibility requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. Based upon the Projections set forth in Exhibit B hereto, which show continued availability under the Debtors' revolving line of credit and net operating income in years 2003 through 2008, the Debtors believe that the Plan is feasible and that they will be able to make all payments required to be made pursuant to the Plan. HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED TO REVIEW CAREFULLY THE CAUTIONARY STATEMENTS INCLUDED IN SECTION I OF THIS DISCLOSURE STATEMENT AND THE ASSUMPTIONS INCLUDED IN THE PROJECTIONS IN CONNECTION WITH THEIR REVIEW OF THE SAME. AS NOTED THEREIN, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED.

                  D.       ALTERNATIVES TO THE PLAN.

                  If the Plan is not confirmed, in which case the Debtors default under the terms of the Final DIP Agreement, the Debtors (or if the Debtors' exclusive period in which to file a plan has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve a sale or an orderly liquidation of the Debtors assets. The Debtors have explored various alternatives in connection with the formulation and development of the Plan. They believe that the Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in a chapter 7 case, and the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater returns potentially provided by the Plan.

                  The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford Holders of Claims as great a realization potential as does the Plan.

         XI.      RECOMMENDATION AND CONCLUSION.

                  The Debtors believe that confirmation and implementation of the Plan are preferable to any of the feasible alternatives because the Plan will provide substantially greater recoveries for creditors. ACCORDINGLY, THE DEBTORS URGE HOLDERS OF IMPAIRED CLAIMS TO VOTE TO ACCEPT THE PLAN BY SO INDICATING ON THEIR BALLOTS AND RETURNING THEM AS SPECIFIED IN THIS DISCLOSURE STATEMENT AND ON THE BALLOTS.

Dated: September 9, 2003                NEW DIMENSION HOMES, INC.
Wilmington, Delaware

                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President


                                        DREAM STREET COMPANY, LLC


                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President


                                        OAKWOOD SHARED SERVICES, LLC


                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President


                                        HBOS MANUFACTURING, LP

                                        By: Oakwood Mobile Homes, Inc., General
                                            Partner

                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President

                                        OAKWOOD MHD4, LLC


                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President


                                        OAKWOOD ACCEPTANCE CORPORATION, LLC


                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President


                                        OAKWOOD HOMES CORPORATION


                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Executive Vice President


                                        OAKWOOD MOBILE HOMES, INC.


                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President


                                        SUBURBAN HOME SALES, INC.


                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President

                                        FSI FINANCIAL SERVICES, INC.


                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President


                                        HOME SERVICE CONTRACT, INC.


                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name: Robert A. Smith
                                            Title:   Vice President


                                        TRI-STATE INSURANCE AGENCY, INC.


                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President


                                        GOLDEN WEST LEASING, LLC


                                        By: /s/ Randelle R. Smith
                                            ------------------------------------
                                            Name:  Randelle R. Smith
                                            Title: Vice President


                                        CREST CAPITAL, LLC


                                        By: /s/ Randelle R. Smith
                                            ------------------------------------
                                            Name:  Randelle R. Smith
                                            Title: Vice President

                                        PREFERRED HOUSING SERVICES, LP

                                        By: Oakwood Mobile Homes, Inc., General
                                            Partner

                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President

                                               -and-


                                        MORRIS, NICHOLS, ARSHT & TUNNELL

                                        /s/ Daniel B. Butz
                                        ----------------------------------------
                                        Robert J. Dehney (No. 3578)
                                        Derek C. Abbott (No. 3376)
                                        Michael G. Busenkell (No. 3933)
                                        Gilbert R. Saydah, Jr. (No. 4304)
                                        Gregory T. Donilon (No. 4244)
                                        Daniel B. Butz (No. 4227)
                                        1201 North Market Street
                                        P.O. Box 1347
                                        Wilmington, Delaware 19899-1347
                                        (302) 658-9200

                                               - and -

                                        RAYBURN COOPER & DURHAM, P.A.
                                        C. Richard Rayburn, Jr.
                                        Albert F. Durham
                                        Patricia B. Edmondson
                                        1200 Carillon, 227 West Trade Street
                                        Charlotte, North Carolina 28202-1675
                                        (704) 334-0891

                                                                       EXHIBIT A


               [see Revised First Amended Plan of Reorganization
                   attached to this Form 8-K as Exhibit 99.2]

                                                                       EXHIBIT B


[OAKWOOD HOMES LOGO]
===============================================================================



[OAKWOOD HOMES LOGO]



FINANCIAL ANALYSIS
===============================================================================

[OAKWOOD HOMES LOGO]

                               TABLE OF CONTENTS

INTRODUCTION.............................................................................................3
BASIS OF PRESENTATION....................................................................................4
   SALES VOLUME AND PRICING - RETAIL AND MANUFACTURING...................................................5
   FINANCE REVENUE - OAKWOOD ACCEPTANCE CORPORATION......................................................6
   INSURANCE COMMISSIONS.................................................................................7
   COST OF GOODS SOLD AND GROSS MARGIN...................................................................7
   SELLING AND GENERAL ADMINISTRATIVE EXPENSES...........................................................7
   WHOLE LOAN SALES / SECURITIZATIONS....................................................................8
   FEDERAL INCOME TAXES..................................................................................8
   WORKING CAPITAL.......................................................................................8
   CAPITAL EXPENDITURES..................................................................................9
FINANCIAL ANALYSIS......................................................................................10
   SCHEDULE 1 - INCOME STATEMENT........................................................................11
   SCHEDULE 2 - PRO FORMA FRESH START BALANCE SHEET.....................................................12
   SCHEDULE 3 - BALANCE SHEET...........................................................................13
   SCHEDULE 4 - DEBT BALANCE SUMMARY................................................................... 14
   SCHEDULE 5 - STATEMENTS OF CASH FLOWS................................................................15
   SCHEDULE 6 - CONSOLIDATED RECOVERY...................................................................16

[OAKWOOD HOMES LOGO]

INTRODUCTION

Oakwood, which was founded in 1946, designs, manufactures and markets manufactured and modular homes and arranges financing for a portion of its retail and independent dealer network sales. The Company also acts as agent in providing a variety of insurance products for its customers. Prior to 2003, the Company had a captive reinsurance subsidiary located in Bermuda.

The Company operates three distinct and inter-related business divisions: (i) manufacturing, (ii) retail and (iii) consumer finance. Vertical integration of these segments enables the Company to address and control the primary factors that shape a customer's home buying decision, including product features and design, quality of materials and workmanship, the retail selling process and the availability of financing options and service after each sale.

The Company currently operates 14 manufacturing plants and 99 Company-owned and operated sales centers across the U.S. In addition, Oakwood sells its homes through approximately 600 independent retailers located throughout the U.S.

Oakwood finances or arranges financing for certain of its retail unit sales through its consumer finance subsidiary Oakwood Acceptance Corp. ("OAC"). For those homes financed through OAC, the Company securitizes these loans in the asset-backed securities market or sells the loans in whole loan transactions. OAC's activities include both the origination and servicing of manufactured home loans.

The Company is headquartered in Greensboro, NC and as of May 31, 2003, had 5,254 employees.

[OAKWOOD HOMES LOGO]

BASIS OF PRESENTATION

The Forecast for 2003 through 2008 has been prepared by management based upon assumptions they believe represent the most likely of many possible outcomes for a number of key issues and events critical to Oakwood's future. The following reflect the significant assumptions included in the Financial
Analysis:

         - Management assumes the confirmation of the Plan in accordance with its terms and that all transactions contemplated by the Plan will be consummated on or about the Effective Date of November 15, 2003. Payments to selected creditors to date and over time are reflected in existing court orders and in accordance with the terms of the Plan.

         - The Plan contemplates that the creditors will receive more than 50% of equity and thus there will be a change in control upon emergence from Chapter 11. Therefore in accordance with Statement of Position 90-7, issued by the American Institute of Certified Public Accountants, Oakwood Homes will adopt fresh-start accounting.

         - Although the fiscal year end has been changed to June 30, the forecast has been prepared on a September year-end for ease of comparability to reported historical results.

         - The year ended September 30, 2003 includes a combination of actual results through May 2003 and forecasted financial results through the remainder of the year.

         - The rate of inflation in the forecast is assumed to be 3% each year during the Forecast period.

         - The Forecast reflects Oakwood operating as a single enterprise.

         - The forecast includes information presented on a same sales center and same plant basis for sake of comparability and for a clearer understanding of the significant restructuring Oakwood has undertaken. Oakwood is currently operating 99 sales centers. Oakwood has closed 5 of 19 plants since the beginning of FY 2003 and anticipates the idling of an additional plant in FY 2004.

         - Retail sales consist of sales to consumers from company-owned sales centers. Wholesale sales consist of sales to independent dealers.

         - The following chart reflects a summary P&L for Oakwood with forecasts from 2003 through 2008.

[OAKWOOD HOMES LOGO]

                    CONSOLIDATED INCOME STATEMENT - SUMMARY
                               ($'s in thousands)

                           ACTUAL         ACTUAL        FORECAST      FORECAST     FORECAST    FORECAST    FORECAST    FORECAST
FYE SEPTEMBER 30            2001           2002           2003          2004         2005        2006        2007        2008
                         ----------     ----------     ----------     --------     --------    --------    --------    --------

REVENUE
  Net Sales
    Retail               $  653,515     $  515,849     $  307,814     $249,307     $286,631    $306,945    $328,741    $355,665
    Wholesale               351,605        410,686        317,709      327,908      363,570     383,051     403,586     425,285
  Net Sales               1,005,120        926,535        625,524      577,215      650,201     689,996     732,327     780,950
  Financial Services
    Income
    Consumer Finance         42,352        (37,412)       (73,030)      53,935       50,064      47,753      46,890      49,797
    Insurance                38,948         29,938          8,111        4,278        4,066       3,945       3,884       3,852
  Financial Services
    Income                   81,300         (7,474)       (64,920)      58,214       54,131      51,699      50,774      53,649
  Other Income                9,285          7,553          9,804        4,941        5,704       6,104       6,533       7,064
                         ----------     ----------     ----------     --------     --------    --------    --------    --------

TOTAL REVENUES           $1,095,705     $  926,614     $  570,408     $640,369     $710,035    $747,798    $789,634    $841,664
                         ----------     ----------     ----------     --------     --------    --------    --------    --------
  Gross Profit
    Percent Based
    on Net Sales               20.9%          23.5%          18.9%        24.6%        25.5%       25.8%       26.2%       26.7%
                         ----------     ----------     ----------     --------     --------    --------    --------    --------
TOTAL COST AND
  EXPENSES               $  442,486     $  417,451     $  265,013     $199,538     $198,214    $200,131    $201,946    $208,545
                         ----------     ----------     ----------     --------     --------    --------    --------    --------
INCOME BEFORE INCOME
  TAXES                    (176,049)      (271,780)      (410,088)       3,830       27,558      35,530      47,564      60,915
                         ----------     ----------     ----------     --------     --------    --------    --------    --------
  Provision for Income
    Taxes                        --        (78,729)            --        4,272       11,023      14,212      19,026      24,366
                         ----------     ----------     ----------     --------     --------    --------    --------    --------
NET INCOME               $ (176,049)    $ (193,051)    $ (410,088)    $   (442)    $ 16,535    $ 21,318    $ 28,538    $ 36,549
                         ==========     ==========     ==========     ========     ========    ========    ========    ========


PRINCIPAL ASSUMPTIONS

SALES VOLUME AND PRICING - RETAIL AND MANUFACTURING

Manufacturing sales include both external wholesale sales to independent dealers and internal sales to company owned sales centers (such internal sales being eliminated in the Company's consolidated financial statements) The manufacturing forecast assumes a marginal price increase for external sales from 2003 to 2004 and then 2% price increases through 2008. External shipments of floors are forecast to grow by 3.9%, on average, per annum from 2003 through 2008. The Company forecasts a modest recovery in the manufacturing housing industry by mid 2005.


                   SAME PLANT/SAME STORE SUMMARY INFORMATION
                                ($ in millions)

                                     ACTUAL                                    FORECAST
                                ----------------    -------------------------------------------------------------
FYE SEPTEMBER 30                 2001      2002      2003       2004       2005       2006       2007       2008
                                ------    ------    ------     ------     ------     ------     ------     ------

FINANCIAL DATA
External Manufacturing Sales    $280.5    $332.1    $294.6     $327.9     $363.6     $383.1     $403.6     $425.3
Retail Sales                     238.7     284.8     230.0      248.0      286.6      306.9      328.7      355.7
MFG. SALES + RETAIL SALES       $628.7    $665.5    $524.6     $576.0     $650.2     $690.0     $732.3     $781.0
% growth (External Sales)                  -15.9%    -21.2%       9.8%      12.9%       6.1%       6.1%       6.6%

As consumer demand is moving to more upscale models with more amenities, the retail forecast assumes a 2.6%, on average, per annum same store price increase from 2003 to 2008, based on the 99 remaining stores. While unit sales are projected to be down 35% from 2003 to 2004 in absolute terms because of the impact of store closings, on a same store basis, units are projected to grow by 6.0%, on average, per annum. Retail sales also

[OAKWOOD HOMES LOGO]

include the sales of used units and other miscellaneous revenue generally associated with insurance commissions, collectively representing less than 2% of retail sales.

FINANCE REVENUE - OAKWOOD ACCEPTANCE CORPORATION

Oakwood Acceptance Corporation (OAC) has two primary sources of income; servicing income from loans that are securitized and serviced by OAC and interest income. As part of the securitization process, OAC historically has retained the contractual right to service all securitized loans in exchange for a monthly cash servicing fee generally between 1.0%-1.5% (on an annualized basis) of the principal balance of loans being serviced. The pooling and servicing agreements between the Company and the REMIC trusts historically mandated that the servicing fee be subordinated to all payments to REMIC bondholders, resulting in a substantially lower percentage of fees actually being collected by the Company.

In December 2002 and January 2003, the Bankruptcy Court entered into a final order authorizing OAC to elevate its servicing fees to a senior position which has materially increased the cash servicing fees received by the Company. OAC is expected to continue receiving a servicing fee of approximately 1.10% (on an annualized basis) on its securitized loan portfolio from 2003 through 2008.

Interest income is derived from three main sources: interest on loans held for sale; interest on REMIC Regular Interests, and interest income on REMIC Residual Interests. As Oakwood originates loans, the balance of the loans held for sale increases incrementally.


                  FINANCE DIVISION SUMMARY INCOME INFORMATION
                                  ($ millions)

                                ACTUALS                                      FORECAST
                          ------------------      ------------------------------------------------------------------
FYE SEPTEMBER 30           2001        2002        2003        2004        2005        2006        2007        2008
                          ------      ------      ------      ------      ------      ------      ------      ------

Financial Services
Revenues
 Interest Income          $ 38.8      $ 18.0      $ 22.9      $ 14.3      $ 15.7      $ 15.6      $ 16.4      $ 20.3
 Servicing Fees             29.5        40.2        46.5        33.4        32.4        30.6        29.2        27.8
 Gain/(Loss) on Sale
  of Loans                  (5.5)      (95.2)      (48.1)        3.9         0.0         0.0         0.0         0.0
 Other Income                1.7         0.6         0.4         2.3         2.0         1.6         1.3         1.7
 LOCOM Adjustment            0.0         0.0       (88.3)        0.0         0.0         0.0         0.0         0.0
 Residual Charges          (22.1)       (1.0)       (6.4)        0.0         0.0         0.0         0.0         0.0
                          ------      ------      ------      ------      ------      ------      ------      ------
Total Financial
 Services Revenue         $ 42.4      $(37.4)     $(73.0)     $ 53.9      $ 50.1      $ 47.8      $ 46.9      $ 49.8

SERVICING FEES DETAIL
Cash Servicing Fees       $ 38.9      $ 32.6      $ 52.5      $ 42.8      $ 39.7      $ 36.8      $ 34.8      $ 32.9
Amortization of
 Servicing Asset/Liab       (9.4)        7.6        (6.0)       (9.4)       (7.3)       (6.2)       (5.7)       (5.1)
                          ------      ------      ------      ------      ------      ------      ------      ------
Servicing Fees            $ 29.5      $ 40.2      $ 46.5      $ 33.4      $ 32.4      $ 30.6      $ 29.2      $ 27.8

Average Portfolio Size     4,819       5,008       4,821       4,001       3,644       3,390       3,201       3,047
New Originations             864         768         391         182         205         217         231         246
Implied Servicing
 Basis Points               0.81%       0.65%       1.09%       1.07%       1.09%       1.09%       1.09%       1.08%

[OAKWOOD HOMES LOGO]

INSURANCE COMMISSIONS

In early FY2003, the Company decided to exit the third party reinsurance business in order to reallocate capital to the Company's core businesses. Effective November 1, 2002, the Company's captive reinsurance subsidiary ceased to underwrite new policies.

Following the closure of its captive insurance business in November 2002, the capital requirements and administrative costs of the Company's insurance operations have been substantially reduced relative to historical levels.

The Company has arranged for a 30% commission on all insurance policies referred to a large insurer for the remainder of FY 2003 through FY 2008.

COST OF GOODS SOLD AND GROSS MARGIN

Oakwood's gross profit as a percentage of sales is forecasted to improve from 18.9% in 2003 to 24.6% in 2004. Gross profit margin for 2002 was 23.5%. The increase in gross profit is driven by three main factors:

         - Increases in prices at both manufacturing and retail due to a shift in product mix;

         - The reduction in bulk and closeout sales as seen in 2003 due to the closure of sales centers and plants; and,

         - Cost reductions and the closure of inefficient plants and sales centers.

From 2004 through 2008, gross profit is assumed to improve from 24.6% in 2004 to 26.7% in 2008.

On a same store, same plant basis, pro forma basis, 2002 gross profit was 25.9%, 2003 is forecasted to be 23.5% and 2004 is forecasted to be 24.6%. The increase from 2003 to 2004 is primarily attributed to the write down of PP&E and depreciation associated with fresh-start accounting and increases in average selling price.

SELLING AND GENERAL ADMINISTRATIVE EXPENSES

Selling and General Administrative Expenses (SG&A) for the Housing Division, which includes Retail, Manufacturing and Corporate is forecasted to grow at 5% annually from 2004 through 2008. Headcount at corporate has been reduced from 204 in 2002 to 152 in 2003. Overall, the operational restructuring has caused the Company's headcount to be reduced from 7,466 on October 1, 2002 to 5,254 as of May 31, 2003. The reductions have primarily occurred in the Company's retail and manufacturing operating divisions as a result of closing stores and plants.

SG&A for the Finance division is forecasted to decline with the reduction in the size of the loan portfolio being serviced and reduced loan originations. Loans underwritten to higher credit standards should also have lower default rates and lower servicing costs.

[OAKWOOD HOMES LOGO]

WHOLE LOAN SALES/SECURITIZATIONS

As part of the securitization/whole loan sales process, Oakwood forecasts whole loan sales for the remainder of 2003 and selling loans on a servicing released basis for all of 2004. For the years 2005 through 2008, Oakwood forecasts securitizing loans with 90% cash proceeds, 8% creation of subordinated Residual Assets and a 2% Servicing Asset.

                    FINANCE DIVISION SECURITIZATION SUMMARY
                                  ($ millions)

                                     ACTUALS                                            FORECAST
                                -------------------       ------------------------------------------------------------------
FYE SEPTEMBER 30                 2001         2002         2003         2004         2005        2006       2007        2008
                                ------       ------       ------       ------        ----        ----       ----        ----

% Retail Units Financed           67.7%        67.6%        30.1%        25.9%       25.9%       25.9%      25.9%       25.9%
% Wholesale Units Financed        26.6%        38.7%        29.7%        21.0%       21.0%       21.0%      21.0%       21.0%

Securitizations/Whole
 Loan Sales
 Amount of
  Securitizations ($)           $  735       $  800       $  260       $  258         269         215        24O         233
 % Cash Proceeds                  95.1%        93.0%        80.5%        90.0%       90.0%       90.0%      90.0%       90.0%
 % B/X Pieces                      5.3%         6.0%         0.0%         8.0%        8.0%        8.0%       8.0%        8.0%
 % Servicing Asset                 1.2%         1.0%         0.0%         2.0%        2.0%        2.0%       2.0%        2.0%
 % Gain (Loss)                     1.6%         0.1%       -19.5%         0.0%        0.0%        0.0%       0.0%        0.0%

Originations are forecasted to decline significantly due to the brokerage of land home loans, tightening of credit and reduction of overall sales volumes due to the closure of retail centers and manufacturing plants. The percent of retail units/wholesale units financed is forecasted to declined significantly as illustrated above.

INCOME TAXES

The effective tax rate is projected to be 40% post emergence in November 2003 through FY 2008.

WORKING CAPITAL

Working capital borrowings are based on timing of loan securitizations/ whole loan sales, other working capital items and can fluctuate significantly. Note that there are $10 to $20 million intra month fluctuations due to the timing of loan originations, servicing advances and loan eligibility in the warehouse. This swing is usually resolved by the end of the month. These requirements are to be met through availability of either cash or working capital requirements. The working capital borrowing balance is initially calculated to be the amount (in round millions) necessary to maintain month end cash balance of $20 million.

The Company's LCs are currently cash collaterized. To the extent an exit facility is used to collateralize the LCs, the restricted cash would be available for alternative uses. Although the Company is negotiating an exit financing facility through which it hopes to eliminate cash collaterization of LCs, the forecast currently assumes that the LCs continue to be cash collaterized. The cash collateralizing the LCs in the projected balance sheet is included in Other Assets.

[OAKWOOD HOMES LOGO]

CAPITAL EXPENDITURES

Capital expenditures for continuing operations were approximately $11.8 million for the year ending September 2002 and $14.3 million for the year ending September 2001. Forecasted capital expenditures are listed in the following chart:

                              CAPITAL EXPENDITURES
                                  ($ millions)

                                                  FORECAST
                             -------------------------------------------------------
                             2003      2004      2005      2006       2007      2008
                             ----      ----      ----      ----       ----      ----

Capital Expenditures         $2.6      $8.0     $10.0     $12.0      $14.0     $16.0

* No asset sales are assumed in 2004 through 2008 forecast and are not included in the presented 2003 number.

[OAKWOOD HOMES LOGO]

FINANCIAL ANALYSIS

INCOME STATEMENT                                                     SCHEDULE 1

Consolidated Statements of Income of the Company presents: (1) historical actual statement of income for the fiscal years ended September 2001 and September 2002; and (2) forecasted statements of income for the fiscal year ending September 2003 through 2008. Fiscal year 2003 includes 8 months of actual results and 4 months of forecasted results.

PRO FORMA FRESH START BALANCE SHEET                                  SCHEDULE 2

Forecasted Pro Forma Balance Sheet reflects the fresh start balance sheet as of November 1, 2003.

BALANCE SHEET                                                        SCHEDULE 3

Consolidated Balance Sheets present historical actual balance sheets for the fiscal years ending September 2001 and September 2002. Forecasted September 2003 balance sheets reflect Oakwood's balance sheet before fresh start adjustments. September 2004 through September 2008 reflect the forecasted balance sheets post fresh start accounting.

DEBT SCHEDULE                                                        SCHEDULE 4

The debt schedule presents forecasted balances, principal payments and interest payments, resulting from the consummation of the Plan for the fiscal years ending 2003 through 2008.

STATEMENT OF CASH FLOWS                                              SCHEDULE 5

Consolidated Cash Flow Statement presents historical cash flows for the fiscal years ended September 2001 and September 2002 and forecasted cash flows for the fiscal years ending September 2003 through 2008. Fiscal 2003 includes 8 months of actual results and 4 months of forecasted results.

ANALYSIS OF RECOVERIES                                               SCHEDULE 6

Type and Treatment of Classes reflects claims by class, estimated claim amounts by class, type and amount of consideration to be received by each class, in accordance with the Plan.

[OAKWOOD HOMES LOGO]

SCHEDULE 1 - INCOME STATEMENT

                         CONSOLIDATED INCOME STATEMENT
                               ($'s in thousands)

                              ACTUAL        ACTUAL       FORECAST     FORECAST    FORECAST   FORECAST   FORECAST   FORECAST
FYE SEPTEMBER 30               2001          2002          2003         2004        2005       2006       2007       2008
                            ----------    ----------    ----------    --------    --------   --------   --------   --------

REVENUE
  Net Sales
    Retail                  $  653,515    $  515,849    $  307,814    $249,307    $286,631   $306,945   $328,741   $355,665
    Wholesale                  351,605       410,686       317,709     327,908     363,570    383,051    403,586    425,285
  Net Sales                  1,005,120       926,535       625,524     577,215     650,201    689,996    732,327    780,950
  Financial Services
    Income
    Consumer Finance            42,352       (37,412)      (73,030)     53,935      50,064     47,753     46,890     49,797
    Insurance                   38,948        29,938         8,111       4,278       4,066      3,945      3,884      3,852
  Financial Services
    Income                      81,300        (7,474)      (64,920)     58,214      54,131     51,699     50,774     53,649
  Other Income                   9,285         7,553         9,804       4,941       5,704      6,104      6,533      7,064
                            ----------    ----------    ----------    --------    --------   --------   --------   --------

TOTAL REVENUES              $1,095,705    $  926,614    $  570,408    $640,369    $710,035   $747,798   $789,634   $841,664
                            ----------    ----------    ----------    --------    --------   --------   --------   --------

COST AND EXPENSES
  Cost of Sales                794,634       708,953       507,240     435,350     484,264    512,138    540,125    572,204
  Gross Profit Percent            20.9%         23.5%         18.9%       24.6%       25.5%      25.8%      26.2%      26.7%
  General &
    Administrative
    Expenses                    61,206        52,404        50,388      36,475      37,722     38,893     40,213     42,638
    as a percent of sales          5.6%          5.7%          8.8%        5.7%        5.3%       5.2%       5.1%       5.1%
  Service Expenses
    (including warranty)        61,714        45,580        34,773      26,285      29,648     31,435     33,334     35,515
    as a percent of sales          5.6%          4.9%          6.1%        4.1%        4.2%       4.2%       4.2%       4.2%
  Selling Expenses             187,867       161,865        86,739      68,674      73,214     75,805     78,561     81,820
    as a percent of sales         17.1%         17.5%         15.2%       10.7%       10.3%      10.1%       9.9%       9.7%
  Consumer Finance
    Operating Expenses          52,681        51,453        45,667      40,253      37,636     35,292     33,411     32,454
  Insurance Operating
    Expenses                    15,468        13,511         3,622         456         456        456        456        456
  Provision for Losses
    on Credit Sales              8,447        52,512         7,603       2,182       2,458      2,608      2,768      2,952
  Interest Expenses             55,103        40,126        36,222      25,214      17,082     15,642     13,201     12,709
                            ----------    ----------    ----------    --------    --------   --------   --------   --------

TOTAL COST AND EXPENSES     $  442,486    $  417,451    $  265,013    $199,538    $198,214   $200,131   $201,946   $208,545
                            ----------    ----------    ----------    --------    --------   --------   --------   --------

Restructuring Costs &
  Impairment Costs              17,768        71,990        37,011          --          --         --         --         --
Recapture of Servicing
  Liabilities                       --            --       (87,790)         --          --         --         --         --
Impairment of REMIC
  Regular Interests                 --            --         1,209          --          --         --         --         --
Impairment of
  Guarantee
  Liabilities                       --            --       235,776          --          --         --         --         --
Loss Due to
  Accounting Change             16,866
Professional Fees                   --            --        22,037       1,650          --         --         --         --
                            ----------    ----------    ----------    --------    --------   --------   --------   --------
  TOTAL RESTRUCTURING
    COSTS & IMPAIRMENT
    COSTS                   $   34,634    $   71,990    $  208,243    $  1,650    $     --   $     --   $     --   $     --
                            ----------    ----------    ----------    --------    --------   --------   --------   --------
INCOME BEFORE INCOME TAXES    (176,049)     (271,780)     (410,088)      3,830      27,558     35,530     47,564     60,915
                            ----------    ----------    ----------    --------    --------   --------   --------   --------
  Provision for Income
    Taxes                           --       (78,729)           --       4,272      11,023     14,212     19,026     24,366
                            ----------    ----------    ----------    --------    --------   --------   --------   --------
NET INCOME                  $ (176,049)   $ (193,051)   $ (410,088)   $   (442)   $ 16,535   $ 21,318   $ 28,538   $ 36,549
                            ==========    ==========    ==========    ========    ========   ========   ========   ========

[OAKWOOD HOMES LOGO]

SCHEDULE 2 - PRO FORMA FRESH START BALANCE SHEET

                                       PROFORMA       PROJECTED       CONVERSION       PROJECTED          PROFORMA
                                       PRIOR TO         EXIT         OF UNSECURED     FRESH START      AFTER APPLYING
                                         PLAN           COSTS      CLAIMS TO EQUITY   ADJUSTMENTS        FRESH START
                                       ---------      ---------    ----------------   -----------      --------------

ASSETS
 Cash and Cash Equivalents             $  20,000      $     --         $      --      $        --        $  20,000
 Loans and Investments                        --                                                                --
  Loans Held for Sale                     94,007                                                            94,007
  Retained Interests                      21,048                                                            21,048
  Less: Reserve for
   Uncollectible                          (5,626)                                                           (5,626)
                                       ---------      --------         ---------        ---------        ---------
 TOTAL LOANS AND INVESTMENTS             109,429            --                --               --          109,429
 Other Receivables                            --                                                                --
  Trade Accounts Receivable               22,506                                                            22,506
  Escrow Advances Receivable              16,141                                                            16,141
  Extensions Receivable                   33,699                                                            33,699
  Income Taxes Receivable                     --                                                                --
  Other                                   37,713                                                            37,713
                                       ---------      --------         ---------        ---------        ---------
 TOTAL OTHER RECEIVABLES                 110,059            --                --               --          110,059
 Inventories                                  --
  Manufactured Homes - New,
   Used and Repossessed                   87,552                                                            87,552
  Raw Materials and Supplies              15,615                                                            15,615
  Work-in-Process                          3,610                                                             3,610
  Land/Homes Under Development            10,099                                                            10,099
                                       ---------      --------         ---------        ---------        ---------
 TOTAL INVENTORIES                       116,877            --                --               --          116,877
 Properties and Facilities, Net          118,153                                           (5,741)         112,413
  Loan Servicing Assets                   21,480                                                            21,480
  Other Assets                            69,711                                                            69,711
                                       ---------      --------         ---------        ---------        ---------
TOTAL ASSETS                           $ 565,709      $     --         $      --        $  (5,741)       $ 559,969
                                       =========      ========         =========        =========        =========

LIABILITIES AND SHAREHOLDERS
Liabilities Not Subject
 To Compromise
 Short-Term Borrowings                                                                                          --
  CS First Boston Loan Purchase           48,215                                                            48,215
    Facility
    GCM Tranche A                         26,468       (26,468)
    GCM Tranche B                             --            --                                                  --
    Fresh Start Tranche A Debt                --        56,768                --                            56,768
    Fresh Start Tranche B Debt                --                                                                --
                                       ---------      --------         ---------        ---------        ---------
 TOTAL SHORT-TERM BORROWINGS              74,683        30,000                                             104,983
 Accounts Payable and Accrued
  Liabilities                                 --                                                                --
  Accounts Payable                        32,405                                               --           32,405
  Servicing                                   --                                                                --
  Accrued Warranty                         6,642                                                             6,642
  Accrued Compensation                     6,996                                                             6,996
  Other                                   97,586       (27,300)                                             70,286
                                       ---------      --------         ---------        ---------        ---------
 TOTAL ACCTS PAYABLE AND
  ACCRUED LIAB.                          143,629       (27,300)               --               --          116,329
 Insurance Reserves and
  Unearned Premiums                           66                                                                66
 Deferred Income Taxes                     5,776                                                             5,776
Liabilities Subject To
 Compromise
 Notes and Bonds Payable                 314,053                        (306,538)                            7,515
 Accounts Payable and Accrued
  Liabilities                            110,329       (20,000)          (90,329)                               --
 Other Long-Term Obligations             274,764                        (274,764)                               --
 Shareholders Equity                    (357,590)       17,000                 0          340,590               --
 Fresh Start Shareholders
  Equity                                      --                         671,631         (346,331)         325,300
                                       ---------      ---------        ---------        ---------        ---------
TOTAL LIABILITIES AND                  $ 565,709      $      --        $      --        $  (5,741)       $ 559,969
                                       =========      =========        =========        =========        =========


New Revolver of $56.8M comprised of payoff of Tranche A of DIP of $26.5, $3M related to convenience claims, and exit costs of $27.3M comprised of professional fee payout of $8.3M, $6.5M of exit financing and miscellaneous costs, $5.0M of priority taxes, $4.5M of Warn costs and $3.0M of reclamation claims.

[OAKWOOD HOMES LOGO]

SCHEDULE 3 - BALANCE SHEET

                                                        CONSOLIDATED BALANCE SHEET
                                                             ($'s in thousands)
                                     Actual     Actual     Forecast    Forecast    Forecast     Forecast    Forecast   Forecast
--------------------------------------------------------------------------------------------------------------------------------
FYE September 30                      FYE         FYE         FYE         FYE         FYE         FYE         FYE         FYE
                                      2001        2002        2003        2004        2005        2006        2007        2008
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Cash and Cash Equivalents         $  44,246   $  20,107   $  20,000   $  20,000   $  20,000   $  20,000   $  20,000   $  21,762
 Loans and Investments
  Loans Held for Sale                166,059     153,078     210,030     133,688      69,177      71,595      62,631      75,818
  Retained Interests                  36,575      28,120      21,048      31,095      53,310      70,494      89,769     108,278
  Less: Reserve for
   Uncollectible Receivables          (3,231)     (5,333)    (12,311)     (5,076)     (4,476)     (3,876)     (3,276)     (2,676)
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Loans and Investments               199,403     175,865     218,767     159,706     118,011     138,213     149,123     181,420
 Other Receivables
  Trade Accounts Receivable           27,262      27,847      22,733      27,160      30,583      32,471      34,439      36,739
  Escrow Advances Receivable          13,491      16,120      15,982      16,960      17,998      19,099      20,268      21,508
  Extensions Receivable               27,946      45,432      34,039      30,172      26,744      23,705      21,012      18,625
  Other                               56,108      48,886      44,298      36,806      35,872      34,993      34,165      33,386
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Other Receivables                   124,807     158,707     117,051     111,097     111,196     110,269     109,884     110,258
 Inventories
  Manufactured Homes - New & Used    184,989     133,687      91,173      84,672      85,754      86,879      88,174      89,215
  Raw Materials and Supplies          25,572      26,905      17,960      15,102      15,295      15,495      15,726      15,912
  Work-in-Process                      5,241       5,218       4,421       3,492       3,536       3,583       3,636       3,679
  Land/Homes Under Development        12,770      12,485      11,233       9,767       9,034       7,849       6,643       6,722
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Inventories                         228,572     178,295     124,787     113,032     113,619     113,806     114,180     115,528
 Properties and Facilities, Net      208,798     177,212     118,621     111,502     112,707     115,560     120,000     125,961
 Loan Servicing Assets                 8,311       6,330      22,611      15,800      13,883      11,962      11,099      10,634
 Other Assets                        108,153      43,932      69,683      70,024      70,369      70,717      71,068      71,423
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
TOTAL ASSETS                       $ 922,290   $ 760,448   $ 691,519   $ 601,162   $ 559,785   $ 580,526   $ 595,354   $ 636,986
                                   =========   =========   =========   =========   =========   =========   =========   =========
LIABILITIES AND SHAREHOLDERS
 EQUITY
Liabilities Not Subject
  To Compromise
 Short-Term Borrowings
  CS First Boston Loan Purchase
     Facility                         47,500      49,000     138,501      86,552      35,676      37,247      29,933      39,837
  Revolver                                 0      10,000      44,430           0           0           0           0           0
  Fresh Start Revolver                                             0      61,801      38,681      28,520      14,113           0
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Short-Term Borrowings                47,500      49,000     138,501     148,353      74,356      65,767      44,046      39,837
 Accounts Payable and Accrued
 Liabilities
  Accounts Payable                   100,169      88,080      30,519      37,550      46,479      49,164      51,822      54,903
  Servicing Liability                 27,954      62,071           0           0           0           0           0           0
  Accrued Warranty                    15,274      12,521       6,881       6,349       7,152       7,590       8,056       8,590
  Accrued Compensation                12,676      14,316       8,230       6,340       6,820       7,092       7,366       7,706
  Other                               94,585      74,179      78,586      61,449      66,527      70,710      74,867      79,672
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Accounts Payable and Accrued
   Liabilities                       250,658     251,167     124,216     111,688     126,978     134,556     142,110     150,871
 Insurance Reserves and Unearned
   Premiums                           17,322      16,274          66          66          66          66          66          66
 Deferred Income Taxes                 6,169       6,169       5,676       6,266       7,061       7,497       7,953       8,484
Liabilities Subject To Compromise
 Notes and Bonds Payable             323,120     309,167     308,840       7,515       7,515       7,515       7,515       7,515
 Accounts Payable and Accrued
   Liabilities                             0           0      65,109           0           0           0           0           0
 Other Long-Term Obligations          38,750      77,374     375,073           0           0           0           0           0
 Shareholders Equity                 238,771      41,297    (370,393)          0           0           0           0           0
 Fresh Start Shareholders Equity                                   0     327,273     343,808     365,126     393,664     430,213
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
TOTAL LIABILITIES AND SHE          $ 922,290   $ 760,448   $ 691,519   $ 601,162   $ 559,785   $ 580,526   $ 595,354   $ 636,986
                                   =========   =========   =========   =========   =========   =========   =========   =========

[OAKWOOD HOMES LOGO]

SCHEDULE 4 - DEBT BALANCE SUMMARY


                                                        DEBT BALANCES
                                                     ($'s in thousands)

                                    FORECAST      FORECAST       FORECAST       FORECAST        FORECAST       FORECAST
-----------------------------------------------------------------------------------------------------------------------
FYE September 30                       2003*         2004           2005           2006           2007           2008
                                    ---------     ---------      ---------      ---------      ---------      ---------
FRESH START REVOLVER
Beginning Balance                   $  10,000     $  44,430      $  61,801      $  38,681      $  28,520      $  14,113
Net Borrowings (payments)              34,430        17,371        (23,120)       (10,161)       (14,407)       (14,113)
                                    ---------     ---------      ---------      ---------      ---------      ---------
Ending Balance                      $  44,430     $  61,801      $  38,681      $  28,520      $  14,113      $      --
                                    ---------     ---------      ---------      ---------      ---------      ---------

Average Borrowing Base                 49,333        63,027         54,441         43,178         29,724         18,637
Interest Rate                            9.50%         9.50%          9.50%          9.50%          9.50%          9.50%
Interest Expense                        4,687         5,988          5,172          4,102          2,824          1,771

WAREHOUSE
Beginning Balance                   $  49,000     $ 138,501      $  86,552      $  35,676      $  37,247      $  29,933
Net Borrowings (payments)              89,501       (51,949)       (50,877)         1,572         (7,314)         9,903
                                    ---------     ---------      ---------      ---------      ---------      ---------
Ending Balance                      $ 138,501     $  86,552      $  35,676      $  37,247      $  29,933      $  39,837
                                    ---------     ---------      ---------      ---------      ---------      ---------

Average Borrowing Base                127,473        66,546         56,808         44,687         33,388         49,590
Interest Rate                            3.00%         3.00%          3.00%          3.00%          3.00%          3.00%
Interest Expense                        3,824         1,996          1,704          1,341          1,002          1,488
                                    ---------     ---------      ---------      ---------      ---------      ---------
Interest Expense Only               $   8,511     $   7,984      $   6,876      $   5,443      $   3,825      $   3,258
                                    ---------     ---------      ---------      ---------      ---------      ---------

Total Projected Interest Expense       36,222        25,214         17,082         15,642         13,201         12,709

*        Note that 2003 reflects 8 months of actual results.

** Note that Interest Expense does not include facility fees, other facility charges, and an off balance sheet servicing facility with anticipated average of $20 million outstanding monthly.

*** For 2003, October and November Revolver Balances reflect loans associated with Foothill Capital.

**** For FY 2004, a fresh start revolver is assumed to commence on November 1, 2003

[OAKWOOD HOMES LOGO]

SCHEDULE 5 - STATEMENTS OF CASH FLOWS


                                                     CONSOLIDATED CASH FLOW
                                                       ($'s in thousands)

                                     ACTUAL      ACTUAL      FORECAST    FORECAST    FORECAST    FORECAST    FORECAST    FORECAST
---------------------------------------------------------------------------------------------------------------------------------
FYE SEPTEMBER 30                      2001        2002         2003        2004        2005        2006        2007        2008
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating Activities
 Net Income/(Loss)                  $(176,049)  $(193,051)  $(410,088)  $    (442)  $  16,535   $  21,318   $  28,538   $  36,549
 Cumulative Effect of Accounting
  Change                               16,866          --          --          --          --          --          --          --
 Depreciation and Amortization         57,401      28,717      26,391       9,378       8,795       9,146       9,561      10,039
 Non Cash Asset Impairment/
  Restructuring Charges                50,200     168,318     250,661          --          --          --          --          --
 (Gains) Losses on Sale of
  Securities                          (10,275)       (855)     71,740     (16,250)         --          --          --          --
 (Increase)/Decrease in Retained
  Interests                              (707)      2,011        (956)    (10,047)    (22,215)    (17,184)    (19,275)    (18,509)
 Reserve for Uncollectible
  Receivables                           8,447         954       6,880      (7,235)       (600)       (600)       (600)       (600)
 Other Receivables                     (9,975)    (31,084)     46,794      12,765       1,817       2,849       1,247          92
 Change in Inventory                  128,682      40,023      53,152      11,755        (587)       (187)       (374)     (1,349)
 Accounts Payable & Accrued
  Liabilities                         (26,682)    (25,918)      1,315     (33,936)     15,290       7,578       7,553       8,762
 Insurance Reserves and Unearned
  Premiums                            (27,280)     (1,048)    (16,208)         --          --          --          --          --
 Deferred Income Taxes                     --          --        (493)        590         795         435         456         531
 Other Assets                         (18,133)    (10,047)    (31,086)         --          --          --          --          --
 Other Long-Term Obligations           (2,805)      3,951)     (2,245)       (341)       (345)       (348)       (351)       (355)
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Cash Provided by Operations        $ (10,310)  $ (25,931)  $  (4,142)  $ (33,765)  $  19,486   $  23,008   $  26,756   $  35,159
 Loans Originated                    (847,005)   (815,520)   (346,172)   (181,823)   (204,813)   (217,349)   (230,683)   (245,999)
 Principal receipts on loans/Sale
  of Loans                              8,641      16,604      16,733          --          --          --          --          --
 Sale of Loans                        896,142     821,882     198,216     258,165     269,324     214,930     239,648     232,812
 Purchase of Loans and Securities          --      (9,405)         --          --          --          --          --          --
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Cash Provided/(Used) by Operating
  Activities                        $  47,468   $(l2,370)   $(l35,365)  $  42,578   $  83,997   $  20,589   $  35,721   $  21,971
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Investing Activities
 Acquisition of Properties &
  Facilities                          (11,144)     (8,722)     11,674      (8,000)    (10,000)    (12,000)    (14,000)    (16,000)
 Other                                 10,348          --          --          --          --          --          --          --
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Cash Provided/(Used) by Investing
  Activities                        $    (796)  $  (8,722)  $  11,674   $  (8,000)  $ (10,000)  $ (12,000)  $ (14,000)  $ (16,000)
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Financing Activities
 Net Borrowings/(Repayments) on
  Short-Term Credit Facilities        (18,000)     11,500      89,501     (51,949)    (50,877)      1,572      (7,314)      9,903
 Net Borrowings/(Repayments) on
  Revolver                                 --     (14,557)     34,431     (17,512)         --          --          --          --
 Net Borrowings/(Repayments) on
  Fresh Start Revolver                     --          --          --      34,884     (23,120)    (10,161)    (14,407)    (14,113)
 Payments on notes and bonds           (6,974)         --        (347)         --          --          --          --          --
 Other                                     25          10          --          --          --          --          --          --
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Cash Provided/(Used) by Financing
  Activities                        $ (24,949)  $  (3,047)  $ 123,586   $ (34,578)  $ (73,997)  $  (8,589)  $ (21,721)  $  (4,210)
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Cash and Cash Equivalents
 Beginning of Period                   22,523      44,246      20,107      20,000      20,000      20,000      20,000      20,000
 Net Increase/(Decrease) in Cash
  and Cash Equivalents                 21,723     (24,139)       (107)          0           0          (0)          0       1,762
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
 End of Period                      $  44,246   $  20,107   $  20,000   $  20,000   $  20,000   $  20,000   $  20,000   $  21,762
                                    =========   =========   =========   =========   =========   =========   =========   =========

[OAKWOOD HOMES LOGO]

SCHEDULE 6 - CONSOLIDATED RECOVERY


Enterprise Value                                                           $  350.0
Plus Cash Left Behind                                                          91.6
                                                                           --------
Net Enterprise Value                                                       $  441.6
                                                                           ========

 CLASS                                     BALANCE       RECOVERY %         RECOVERY             TREATMENT
--------                                  ----------    ----------         ----------   -----------------------
  Admin     Tranche A of DIP               $  (26.5)      100.0%           $  (26.5)    Paid at Effective Date
  Admin     Tranche B of DIP                  (52.0)      100.0%              (52.0)    Paid at Effective Date
  Admin     Exit Revolver/Misc. Costs          (6.5)      100.0%               (6.5)    Paid at Effective Date
  Admin     Priority Taxes                     (5.0)      100.0%               (5.0)    Paid at Effective Date
  Admin     Reclamation Claims                 (3.0)      100.0%               (3.0)    Paid at Effective Date
  Admin     Professional Fees                  (8.3)      100.0%               (8.3)    Paid at Effective Date
                                          ---------     -------            --------
                                             (101.3)      100.0%             (101.3)
    1       Priority Non-Tax (Warn)            (4.5)      100.0%               (4.5)    Paid at Effective Date
    2A      Secured Tax                          --       100.0%                 --
    2B      1997 Bonds Secured                 (0.9)      100.0%               (0.9)    Paid in Normal Course
    2C      1998 Bonds Secured                 (4.7)      100.0%               (4.7)    Paid in Normal Course
    2D      Auto Secured                       (0.1)      100.0%               (0.1)    Paid in Normal Course
    2E      Carolina Secured                   (0.8)      100.0%               (0.8)    Paid in Normal Course
    2F      First American Secured             (0.1)      100.0%               (0.1)    Paid in Normal Course
    2G      Foothill Secured                     --       100.0%                 --
    2H      Pulaski Bonds Secured                --       100.0%                 --
    2I      Schmittauer Secured                  --       100.0%                 --
    2J      Thomas Secured                     (0.3)      100.0%               (0.3)    Paid in Normal Course
    2K      US Bank Secured                    (0.6)      100.0%               (0.6)    Paid in Normal Course
    2L      Other Secured/Setoff                 --       100.0%                 --
           ------------------------------------------------------------------------
                                               (7.5)      100.0%               (7.5)
    3       Convenience                       (20.0)       15.0%               (3.0)    Paid at Effective Date
    4A      Senior Notes                     (303.8)       48.4%             (147.2)     Converted to Equity
    4B      Junior Notes                       (2.7)       48.4%               (1.3)     Converted to Equity
    4C      REMIC Guarantee (1)              (274.8)       48.4%             (133.1)     Converted to Equity
    4D      Litigation                        (35.0)       48.4%              (17.0)     Converted to Equity
    4E      Other Unsecured                   (55.3)       48.4%              (26.8)     Converted to Equity
           ------------------------------------------------------------------------
                                             (671.6)       48.4%             (325.3)
                                           --------                        --------
            Total                          $ (804.9)                       $ (441.6)
                                           ========                        ========



Note
----
(1) The REMIC Guarantee claim estimate of $274.8M is based on the face value of the obligations.

(2) The $52M of Tranche B will be satisfied with restricted cash and principal and interest receivables. The projected balance sheets have been prepared excluding principal & interest receivables and restricted cash for satisfaction of the Tranche B facility.

         MILLER BUCKFIRE LEWIS YING & CO., LLC VALUATION STATEMENT

         The Debtors have been advised by MBLY with respect to the range of estimated reorganization value of the Reorganized Debtors. The midpoint of the total reorganization value range, which includes all of Oakwood's operating businesses, was estimated by MBLY to be approximately $350 million as of September 30, 2003. The total reorganization value does not include the value of any excess cash distributable to claimholders, although the Company is currently not projected to possess excess cash. The midpoint of the reorganization common equity value range, which takes into account the estimated debt balances at the Effective Date, was estimated by the Company and MBLY to be approximately $330 million as of an assumed Effective Date of September 30, 2003. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty as to the achievement of the Projections.

         Based on the assumed reorganization common equity value set forth above, the midpoint value of the approximately 10 million shares of New Common Stock to be issued to the holders of Allowed Claims under the Plan is estimated to be approximately $33 per share. The foregoing valuations also reflect a number of assumptions, including a successful reorganization of the Debtors' businesses and finances in a timely manner, the forecasts reflected in the Projections, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

         In preparing the estimated reorganization equity value, MBLY: (a) reviewed certain historical financial information of Oakwood for recent years and interim periods; (b) reviewed certain internal financial and operating data of Oakwood; (c) met with certain members of senior management of Oakwood to discuss Oakwood's operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that MBLY deemed generally comparable to the operating businesses of Oakwood;
(e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that MBLY believes were comparable to the operating businesses of Oakwood; (f) considered certain economic and industry information relevant to Oakwood's operating businesses; and (g) reviewed certain analyses prepared by other firms retained by the Debtors and conducted such other analyses as MBLY deemed appropriate. Although MBLY conducted a review and analysis of Oakwood's businesses, operating assets and liabilities and business plans, MBLY assumed and relied on the accuracy and completeness of all (a) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (b) publicly available information. In addition, MBLY did not independently verify the assumptions underlying the Projections in connection with such valuation. No independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

         Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. The estimates of reorganization equity value prepared by MBLY assume that the Reorganized Debtors will continue as the owner and operator of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. Such estimates reflect computations of the estimated reorganization equity value of Oakwood through the application of various valuation techniques, including, among others: (a) a comparable company analysis, in which MBLY analyzed the enterprise value of public companies that MBLY deemed generally comparable to the operating businesses of Oakwood as a multiple of revenues and of earnings before interest, taxes, depreciation and amortization ("EBITDA") and then applied multiples provided by such analysis to the projected revenues and EBITDA of Reorganized Oakwood; (b) a discounted cash flow analysis, in which MBLY, using a weighted average cost of capital, computed the present value of free cash flows and terminal value of Oakwood; and (c) a comparable acquisitions analysis, in which MBLY analyzed the financial terms of certain acquisitions of companies that MBLY believed were comparable to the operating businesses of Oakwood and then applied the EBITDA multiples provided by such analysis to the projected EBITDA of Reorganized Oakwood. An estimate of reorganization equity value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect that value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of Oakwood, MBLY or any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, MBLY's valuation analysis as of the Effective Date may differ from that disclosed herein.

         In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in chapter 11, conditions affecting the Debtors' competitors or the industry generally in which the Debtors participate or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by MBLY does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with MBLY's valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock.

         Furthermore, in the event that the actual distributions to Claim holders differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by holders of Claims could be significantly higher or lower than estimated by the Debtors.

                                                                       EXHIBIT C

[OAKWOOD HOMES LOGO]






                              [OAKWOOD HOMES LOGO]



                        FINANCIAL ANALYSIS - LIQUIDATION

[OAKWOOD HOMES LOGO]



                                TABLE OF CONTENTS


INTRODUCTION ..............................................................  3


BASIS OF PRESENTATION .....................................................  4


OTHER ASSUMPTIONS .........................................................  5


RECOVERIES AND DISTRIBUTIONS ..............................................  7

[OAKWOOD HOMES LOGO]


INTRODUCTION

Section 1129(a)(7)(A) of the Bankruptcy Code provides that the Bankruptcy Court shall not confirm a plan of reorganization as to creditors' and equity interest holders who do not vote to accept the plan unless it will provide such creditors and equity holders at least the amount or value they would receive if the Debtor were liquidated in a hypothetical case under Chapter 7 of the Bankruptcy Code, commonly referred to as the "Best Interest of Creditors Test".

The liquidation analysis (the "Analysis") presents estimated amounts that would be paid to claimants and equity interest holders under a hypothetical Chapter 7 liquidation period. The assumptions and estimates utilized in this Analysis are considered reasonable by management of the Debtor and are described below.

[OAKWOOD HOMES LOGO]


BASIS OF PRESENTATION

The Analysis has been prepared on a consolidated basis as of May 2003, reflecting value for both bankrupt and non-bankrupt entities. This Analysis does not take into account the effect of operating results subsequent to May 2003, or changes in assets and liabilities after date except for specific adjustments made to reflect the sale of property, plant and equipment. Additionally, the projected asset and liability balances as of October 31,2003 were assumed for the loans held for sale of $94M, the warehouse facility liability of $48.2M, and the DIP facility liability of $26.5M.

As part of the Company's closing of sales centers and manufacturing facilities, as well as securing financing, the Company has obtained appraisals for inventory and most of its real estate. These values, adjusted based on actual sales experience, are described in the footnotes of this analysis and form the basis of the realizable value for real property.

The most significant liability for a non-debtor entity is the warehouse line. For purposes of this Analysis, it is assumed that the loans held for sale that support the warehouse borrowings are sold or securitized to satisfy the warehouse obligation at the projected date of October 31, 2003. Since the petition date, the Debtor has entered into three sales transactions and is in the process of completing a third to sell loans in the warehouse with differing prices. For purposes of this Analysis, it is assumed in liquidation that the Debtor would be able to realize 87.7% of the projected loan balance based on the expected yield currently being considered in the transaction as of August 18, 2003. To the extent that a gain or loss is incurred, actual recoveries to creditors would be directly impacted.

The wind down period for the Analysis is assumed to be six months. In an actual liquidation the period would vary thereby impacting recoveries to creditors. The Analysis is also based upon assumptions with regard to management decisions that may be subject to change in an actual liquidation of the Company. Accordingly, there can be no assurance that the values reflected in this analysis would be realized if the Debtor were, in fact, to undergo such liquidation.

Furthermore, it should be noted that the potential for significant contingent and other claims, litigation, additional rejection costs, and the final determination of the allowed claims could substantially impact both the timing and amount of the distribution of the asset proceeds to the claim holders.

This analysis is believed to reflect all relevant information known to management as of the date of this Disclosure Statement. The Debtor is not aware of any events subsequent to such date that would materially affect this analysis. There can be no assurance that the assumptions underlying this analysis would be made or accepted by the Bankruptcy Court in an actual Chapter 7 proceeding. Additionally, no recovery or related litigation costs attributed to any preference or fraudulent transfer recoveries are assumed.

The liquidation values contained herein have been prepared solely for the purposes of estimating the proceeds available in a hypothetical Chapter 7 liquidation. Nothing contained in these valuation assumptions is intended to be or constitutes a concession or admission of the Debtor for any other purpose nor is it intended to bind any other party.

[OAKWOOD HOMES LOGO]

OTHER ASSUMPTIONS

The following notes describe the significant assumptions:


         - A total of $57.2M in Repurchase Obligations held by the floorplan lenders is offset by $5.3M in trade receivables, $3.7M in Bombardier deposit, $4.0M Textron deposit and $24M in estimated recovery on the sale of the floorplanned inventory for a next administrative claim of $20.2M. An additional $1M, not shown below, in estimated pre-petition floorplan rejection claims would be a general unsecured claim. The inventory that would be returned by the dealers is considered new home inventory. However, since it has been moved offsite to the dealers' lots and may be slightly older, a 10% reduction on the assumed new home recovery rate of 60% included herein was assumed for a net 50% recovery rate on the book value/inventory cost of the floorplanned inventory.

         - Operating Cash and Cash held in Investment & Securities accounts are assumed to be unrestricted in nature and are considered 100% recoverable. However, Restricted Cash at May 30, 2003 is comprised of cash held that is restricted in nature and is not considered available to the creditors of the Company.

         - The majority of Accounts Receivable is comprised of trade receivables due from floorplan lenders with repurchase obligations and other third party lending institutions. It is assumed that under a liquidation scenario the Debtor would not exist to service the housing and therefore it is assumed that dealers and lenders will not close on all deals in process, necessitating alternate sources of financing.

         - This results in an assumed recovery rate of 75% on non-floorplan lender receivables. The trade receivables due from one of the three floorplan lenders are assumed to offset the repurchase obligations that are part of the general unsecured claimant class. The balance of the receivables are comprised primarily of miscellaneous vendor, dealer and employee receivables that have an assumed recovery rate of 0% due to the nature of the receivable or they offset related general unsecured claims.

         - The Loan and Loan Servicing Assets are comprised primarily of the Deferred Servicing Asset, Advance Receivables, and Retained REMIC Interest.

                  - It is assumed that the Loans Held for Sale that support the warehouse borrowings are sold or securitized to satisfy the warehouse obligation at the projected date of October 31, 2003 and therefore the projected balance as of that date of $94M is assumed. Since the petition date, the Debtor has entered into three sales transactions to sell loans in the warehouse with differing prices. For purposes of this Analysis, it is assumed in a liquidation that the Debtor would be able to realize 87.7% of the projected loan balance based on the most recent transaction being negotiated as of August 18, 2003. It also assumed that the related Deferred Mortgage Fees, which are the closing costs on the loans, are estimated at 3% of the projected loan balance and would be paid at 100%.

                  - The value of the Deferred Servicing Asset of $42.2M assumes an estimate of discounted cash flow value based on the value of each servicing portfolio assuming a discount rate of 20%, servicing cost of 63 basis points. The short-term receivable for the A/R REMIC (service fee income) is the current portion of the Deferred Servicing Asset that is due upon the next distribution date and is considered liquid with a recovery of 100%.

                  - The Advance Receivables include receivables for Corporate Advances, Repossession Expenses, Escrow, and Principal and Interest ("P&I"). The Corporate Advances are primarily comprised of servicer payments of an obligor's principal, tax or interest payment, with respect to a loan extension, recoverable either from the obligor's payments during the

[OAKWOOD HOMES LOGO]
                           extension period, from the related REMIC pool, or from subsequent collections on the related asset. The Repossession Expenses include servicer payments for repossession, rehabilitation and resale costs, recoverable from subsequent collections on the related asset. The Escrow Advances are primarily comprised of servicer payments to cover forceplaced insurance. The recovery rate on each of these assets, excluding the P&I Advance receivable, assumes the estimated values attributed to each asset in the Borrowing Base calculation.

                  - The P&I Advances are comprised of servicer payments of a defaulting obligor's monthly principal and interest payment that are recoverable, depending upon the deal, from the related REMIC pool, or from subsequent collections on the related manufactured home. The P&I Advances are pledged against the servicer advance facility and are reflected with a recovery rate of 0% as 100% of the net asset value offsets the servicer advance liability with the balance of the advances that did not qualify for the facility valued at an assumed recovery rate of 0% as well.

                  - The value of the Regular and Residual Retained REMIC interests assume an estimate of discounted cash flow value based on the value of each portfolio assuming a discount rate of 20% and 30%, respectively.

                  - The balance of the Loan Servicing Assets assumes management's historical loss and collection experience.

         - Inventory is comprised of raw materials, work in process, and mobile homes. Raw Materials and Supplies are valued based on a category analysis as of May 2003 and management's experience. Work-in-Process less than 90% complete has an assumed recovery rate of 10% to account for any scrap value with the balance valued at the same rate as New Homes which assumes the estimated recovery rate methodology experienced by the Debtor and obtained in an independent valuation. Used Homes have an assumed recovery of book value.

         - The Debtor is currently in the process of selling a number of its plants and retail sales centers. The Debtors' recent sales experience and appraisals were used in this Analysis to estimate the recovery on Real Property in a liquidation scenario.

         - The Debtor has assumed that all equipment, excluding one airplane, would have a recovery rate of 5% based on management's experience in selling equipment or scrap value. The recovery value on net realized proceeds from the sale of the airplane was utilized in this analysis.

         - Prepaids and Deposits are assumed to either have no value in a liquidation scenario or offset at 100% related general unsecured claims.

         - Other Assets, which are comprised primarily of the investment in joint ventures, deferred tax asset, and deferred bond issuance charges, were valued based on the nature of the asset and management's expected recovery under a liquidation scenario.

         - The proceeds from a Chapter 7 liquidation that would be available to the claim holders would be reduced by the administrative costs incurred during the wind-down of operations and the sale of assets. These costs include professional and trustee fees, real estate commissions, salaries, severance, retention and possible Warn Act wages, occupancy and other wind-down costs. These costs were only estimated for the six-month liquidation period and if the sale of assets exceeds this period, actual administrative costs may be in excess of the estimate included in this analysis.

[OAKWOOD HOMES LOGO]


RECOVERIES AND DISTRIBUTIONS

         The following notes describe the significant assumptions: The following tables highlight the estimated asset recoveries by asset category and the estimated distributions available to each class of claim. To the extent that proceeds remain after satisfaction of all secured claims and administrative expenses, the following analyses assume the application of the rule of absolute priority for distribution with respect to the remaining sale proceeds of the Debtor.


                                                 ADJUSTED BALANCE AS       ESTIMATED RECOVERY         ESTIMATED
                                                     OF MAY 2003           RATE AFTER OFFSETS     LIQUIDATION VALUE
                                                 -------------------       ------------------     -----------------
LIQUIDATED ASSETS
Cash (Restricted & Unrestricted)                        $113,125                     57%               $ 65,036
Accounts Receivable                                       29,392                     47%                 13,687
Loans and Related Assets                                  92,366                     87%                 80,804
Loan Servicing Assets                                    157,438                     79%                123,738
Inventory                                                127,196                     59%                 74,467
Real Property                                             91,070                     33%                 29,758
Equipment                                                 34,946                      6%                  2,212
Prepaid Expenses                                          14,936                      0%                     --
Other Assets                                              29,733                      7%                  2,047
                                                        --------               --------                --------
  Total Assets Available for Distribution               $690,202                     57%               $391,749
                                                        ========               ========                ========

Administrative Costs - Wind-down                                                                         62,681
                                                                                                       --------
Total Assets Available for Distribution
  After Administrative Costs for Wind-down                                                             $329,067
                                                                                                       ========

         The recovery distribution analysis by class of claims is shown on the following page.

[OAKWOOD HOMES LOGO]


OAKWOOD HOMES
LIQUIDATION ANALYSIS
(000'S)
SUMMARY
CREDITOR RECOVERY

                                      ESTIMATED ALLOWED           LIQUIDATION          ESTIMATED ALLOWED      RESTRUCTURED COMPANY
                                      CLAIMS-LIQUIDATION        ESTIMATED RECOVERY    CLAIMS-RESTRUCTURED     ESTIMATED  RECOVERY
                                      -------------------       ------------------    -------------------     --------------------
 ASSETS/VALUES AVAILABLE FOR
 DISTRIBUTION                                                    $ 329,067                                      $ 441,600
 Administrative Claims
   Non-Winddown Administrative Claims       $163,319   (1)                                 $36,460  (9)
   Non-Debtor Administrative Claims           51,076   (2)                                  51,536  (10)
   Repurchase Obligations, Net                20,189   (3)                                      --
   Post Petition Professional Fees             8,304                                         8,304
   Priority Tax                                5,000                                         5,000
                                          ----------             ---------                --------              ---------
      Total Administrative Claims            247,888               247,888    100%         101,300                101,300   100%
 Class 1 Debt -Priority Non-Tax
   Prepetition WARN Act Claims                 4,500                 4,500    100%           4,500                  4,500    100%
 Class 2 Debt - Secured Debt
   Secured Debt                                7,515   (4)           7,515    100%           7,515                  7,515    100%
 Class 3 Debt - Convenience Class
   Convenience Class                          20,000   (5)           2,012     10%          20,000                  3,000     15%
 Class 4 Debt - Non-Priority Unsecured
   Notes Payable                             306,538                                       306,538
   Repurchase Obligations, Net                 1,000   (3)                                   1,000  (3)
   REMIC Guarantee                           274,764   (6)                                 274,764
   Litigation                                 35,000   (7)                                  35,000
   Other General Unsecured                    50,068   (8)                                  54,330
                                          ----------             ---------                --------              ---------
    TOTAL NON-PRIORITY UNSECURED
     CLAIMS                                  667,370                67,152     10%         671,632                325,285    48%
                                          ----------             ---------                --------              ---------
 TOTAL CLAIMS RECOVERED (9)               $  947,273             $ 329,067                $804,947              $ 441,600
                                          ==========             =========                ========              =========


(1) Non-Winddown Administrative Claims under the liquidation scenario are primarily comprised of $105.7M in post-petition accounts payable and accrued liabilities that includes $8.5M in accrued warranty claims, $26.5M related to the DIP facility, $27.1M in Tarheel workers' compensation claims that are administrative in nature, $2.9M in estimated reclamation claims, and $6.5M of DIP facility fees. The administrative claims are reduced by $5.4M in restricted cash held against customer deposit claims in the liquidation scenario that offsets at 100% the related liability.

(2) Non-Debtor Administrative Claims are comprised primarily of the servicer advance facility of $51.5M and the warehouse facility of $48.2M that relate to the core assets being liquidated. Under a liquidation scenario, the Non-Debtor Liabilities are reduced by asset offsets. The advance facility liabilities totalling $52.6M are assumed to be offset at 100% by restricted cash and the net P&I advance receivable.

(3) A total of $58.2M in repurchase obligations held by the floorplan lenders is offset by $5.3M in trade receivables, $3.7M in restricted cash, $4.0M Textron deposit and $24M in floorplanned inventory sales. An assumed recovery rate of 50% of the floorplanned inventory cost, of $48M, is assumed. Of the $21.2M in adjusted repurchase obligations, $1M in estimated pre-petition floorplan rejection claims would be considered a general unsecured claim and the balance of the claims at $20.2M would be considered an administrative claim under the liquidation scenario.

(4) Secured Debt is comprised of $5.6M in IRBs and $1.9M in various secured debt including Auto, Carolina, Thomas, First American and US Bank.

(5) Under both scenarios, $20M of unsecured claims have been reclassified to the convenience class. The planned recovery rate under the going concern scenario for this class of claims is 15%.

(6) The REMIC guarantee claims estimate of $274M is based on the face value of the obligations. To date, claims of $1B have been filed and these claims will be estimated by the Bankruptcy Court.

(7) A total of 1,733 litigation claims have been received for over $300M, excluding cross case duplicates. For purposes of this analysis, $35M in claims have been assumed.

(8) Other General Unsecured claims of $54.3M includes $12M in estimated lease rejection claims and $500K of unsecured WARN Act claims. Under a liquidation scenario the balance is offset by $7.2M of receivables, prepaids, and other assets and includes $3M of additional estimated lease rejection claims. No claim for Wachovia cash management services is estimated in the above claims.

(9) The Non-Winddown Administrative claims under the going concern scenario are comprised of $26.5M related to the DIP facility, $6.5M in DIP facility fees and $3M in reclamation claims.

(10) The Non-Debtor Administrative claims under the going concern scenario are comprised solely of the servicer advance facility, or Tranche B of the DIP facility.

(11) The analysis was prepared on a consolidated basis and the intercompany claims are not assumed to be receive recoveries. Additionally, no value was assigned to the interest holders.